UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to 240.14a-12

HILTON GRAND VACATIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020 Proxy Statement

Notice of Annual Meeting of Stockholders

Thursday, May 7, 2020

8:30 a.m., local time

Boca Raton Resort & Club

Boca Raton, Florida

March 26, 2020

Dear Fellow Stockholder:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders of Hilton Grand Vacations Inc. The Annual Meeting will be held on Thursday, May 7, 2020, 8:30 a.m., local time, at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida 33432. While we intend to hold our Annual Meeting in person, due to certain recent events related to the coronavirus outbreak, we may hold the meeting virtually. Please see the Notice of 2020 Annual Meeting of Stockholders for additional information.

At the Annual Meeting stockholders will be considering seven Director nominees for election to our Board of Directors. We encourage you to review the qualifications and experience of the Director nominees beginning on page 5 of the attached Proxy Statement. In addition to the election of directors, stockholders will also be considering the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year, and a non-binding advisory vote to approve executive compensation.

Stockholder accountability is of paramount importance to the Board and the Company’s senior leadership. It is essential to our success. Since we became an independent publicly-traded company, we have actively used our stockholder engagement program to receive constructive views from our stockholders. We listen carefully to your viewpoints and take them into consideration in the boardroom and in the strategic decision-making of our senior leadership. Additional information about our stockholder engagement can be found in the Proxy Statement on page 4.

In addition, we believe in being a responsible corporate citizen and have continued our efforts to operate in a sustainable and socially responsible manner. We have implemented a number of programs to reduce our environmental impact, serve the communities in which we operate, and create an inclusive and productive workplace for our employees. You can read more about our corporate social responsibility program on page 10.

Your vote is important to us. Whether you own a few shares or many, it is important that your views are represented and your shares are counted at the Annual Meeting. Voting instructions can be found in the Proxy Statement on page 2 and in the Question and Answer section that begins on page 60. Voting instructions are also provided in the Notice Regarding Internet Availability of Proxy Materials that was mailed or sent to stockholders via electronic delivery on or about March 26, 2020 and discussed on page 3 of the Proxy Statement.

Thank you for the confidence that you have placed in us. We are excited about the Company’s prospects for 2020 and beyond, and we look forward to seeing you in Orlando at the Annual Meeting.

Sincerely,

Leonard A. Potter	Mark D. Wang
Chairman of the Board of Directors	President and Chief Executive Officer

Hilton Grand Vacations	2020 PROXY STATEMENT

HILTON GRAND VACATIONS INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

We are pleased to invite you to join our Board of Directors and senior leadership at Hilton Grand Vacations’ 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

WHEN:	May 7, 2020, 8:30 a.m., local time

WHERE:	Boca Raton Resort & Club 501 E. Camino Real Boca Raton, Florida 33432

SPECIAL NOTE

While we currently intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus concerns and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we determine to switch to a remote format for the Annual Meeting, our stockholders will have the ability to fully participate in the meeting and ask questions. Please monitor our Annual Meeting website at investors.hgv.com for updated information. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

ITEMS OF BUSINESS

1.	To elect the seven (7) Director nominees named in the accompanying Proxy Statement, to serve until the next annual meeting of stockholders in 2021.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year.

3.	To hold a non-binding advisory vote to approve executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

RECORD DATE

The Board of Directors set March 13, 2020 as the record date for the meeting. This means that our stockholders as of the close of business on that date are entitled to receive this notice of the Annual Meeting and vote at the meeting and any adjournments or postponements of the meeting. On the record date, there were 85,801,369 shares of Hilton Grand Vacations Inc. common stock issued and outstanding and entitled to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting is available at our corporate offices in Orlando, Florida.

By Order of the Board of Directors,

Charles R. Corbin General Counsel and Secretary

Hilton Grand Vacations	2020 PROXY STATEMENT

Your Vote is Important

Please vote as promptly as possible online or by telephone, or by signing, dating and returning the proxy card or voting instructions form mailed to those who receive paper copies of the proxy materials. All properly executed and timely received proxy cards and voting instruction forms, and all properly completed proxies and voting instructions submitted online or by telephone will be voted at the Annual Meeting in accordance with the directions given by stockholders, unless revoked prior to completion of voting at the Annual Meeting.

Hilton Grand Vacations	2020 PROXY STATEMENT

Hilton Grand Vacations	i	2020 PROXY STATEMENT

Hilton Grand Vacations	ii	2020 PROXY STATEMENT

HILTON GRAND VACATIONS INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

The Board of Directors (the “Board”) of Hilton Grand Vacations Inc. (the “Company” or “HGV”) is providing you with this Proxy Statement relating to the 2020 Annual Meeting of Stockholders of Hilton Grand Vacations Inc. (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 7, 2020, at 8:30 a.m., local time, at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida 33432. The proxies may also be voted at any adjournments or postponements of the Annual Meeting.

We began mailing a Notice Regarding Internet Availability of Proxy Materials on March 26, 2020 containing instructions on how to access this Proxy Statement and our annual report online. We also began mailing a full set of proxy materials to stockholders who had previously requested delivery of a printed copy of the proxy materials.

Only owners of record of shares of common stock of the Company as of the close of business on March 13, 2020, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of HGV common stock held by such stockholder. On March 13, 2020, there were 85,801,369 shares of the Company’s common stock issued and outstanding.

The mailing address of our principal office is Hilton Grand Vacations Inc., 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835.

ROADMAP OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the Annual Meeting:	Our Board’s Recommendations

Proposal No. 1: Election of Seven (7) Director Nominees	FOR each nominee
The Board unanimously believes that all of the Director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of our business and management.	Pg. 5

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors of the Company for the 2020 Fiscal Year	FOR
The Board unanimously believes that the retention of Ernst & Young LLP as the Company’s independent auditors for the 2020 fiscal year is in the best interest of the Company and our stockholders.	Pg. 24

Proposal No. 3: Non-Binding Advisory Vote on Executive Compensation	FOR

We are seeking a non-binding advisory vote to approve the 2019 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”

Pg. 26

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting to be Held on May 7, 2020

The Proxy Statement and annual report to stockholders and instructions to vote online, by telephone, or by mail are available at www.proxyvote.com and on our website at investors.hgv.com under the “Investors – Financial Reporting” heading.

Hilton Grand Vacations	2020 PROXY STATEMENT

SUMMARY OF VOTING INFORMATION

It is very important that your views be represented, and your shares be counted. Please carefully review the proxy materials for the Annual Meeting and follow the instructions below to cast your vote on all voting matters.

HOW TO VOTE

Please vote using one of the following voting methods. Be sure to have your proxy card or voting instruction form or your Notice of Internet Availability of Proxy Materials in hand and follow the instructions.

RECORD OWNERS * (your shares are registered on the books of the Company)	BENEFICIAL OWNERS * (your shares are held by a broker or other financial institution)

Via the Internet Visit www.proxyvote.com	Via the Internet † Visit www.proxyvote.com

By phone Call 1-800-690-6903 or the telephone number on your proxy card	By phone † Call 1-800-454-8683 or the telephone number on your voting instruction form

By mail Sign, date and return your proxy card	By mail Sign, date and return your voting instruction form

*

All record owners may vote in person at the Annual Meeting. Beneficial owners may vote in person at the Annual Meeting if they obtain a legal proxy from their broker or other financial institution before the Annual Meeting. See Question 20 on page 64 for information about attending and voting in person at the Annual Meeting.

†

Not all beneficial owners may be able to vote at the web address and phone number provided above. If your 16-digit number is not recognized, please refer to the information provided by your broker or other financial institution for voting information.

IMPORTANT DEADLINES

RECORD OWNERS (your shares are registered on the books of the Company)	BENEFICIAL OWNERS (your shares are held by a broker or other financial institution)
Online — Online voting will end at 11:59 p.m., ET, on May 6, 2020.	Online — Online voting will end at 11:59 p.m., ET, on May 6, 2020.
By Telephone — Telephone voting facilities will close at 11:59 p.m., ET, on May 6, 2020.	By Telephone — Telephone voting facilities will close at 11:59 p.m., ET, on May 6, 2020.
By Mail — Your proxy card must be received on or before May 6, 2020.	By Mail — Your voting instructions must be received by the broker’s or other financial institution’s deadline, which can be found in the information provided by your broker or other financial institution.

HOW TO REVOKE A PROXY AND CHANGE YOUR VOTE

RECORD OWNERS (your shares are registered on the books of the Company)	BENEFICIAL OWNERS (your shares are held by a broker or other financial institution)

•   Send a written statement to our Corporate Secretary to the effect that you are revoking a proxy; the statement must be received no later than May 6, 2020; or

•   Vote again online or by telephone, before 11:59 p.m., Eastern Time, on May 6, 2020; or

•   Mail a properly signed proxy card, with a later date, to the address above; Such later-dated proxy card must be received no later than May 6, 2020; or

•   Attend the Annual Meeting, revoke your proxy and vote in person.

•   Submit new voting instructions by contacting your broker or other financial institution; or

•   Change your vote in person at the Annual Meeting; provided, however, that you first obtain a signed proxy from your broker or other financial institution giving you the right to vote the shares in person at the Annual Meeting.

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NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the SEC’s “notice and access” rules, on or about March 26, 2020, we mailed a “Notice Regarding Internet Availability of Proxy Materials” (the “notice”) to our stockholders of record at the close of business on March 13, 2020 (other than those who previously requested a printed set of proxy materials). The notice provides instructions on how to access our proxy materials on the Internet, and how to vote online or by mail. To view our proxy materials online, go to www.proxyvote.com. This process expedites delivery of the proxy materials to our stockholders, and helps us contribute to fiscally, socially and environmentally responsible practices.

If you received a Notice Regarding Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials in the mail, unless you make a request for a printed copy. To receive a printed copy of the proxy materials, you can choose one of the following methods to make your request:

Online: Go to www.proxyvote.com; or

Phone: Call at 1-800-579-1639.

You will need the 16-digit number that is printed on your notice when accessing the proxy materials online or requesting a paper copy of the proxy materials. To facilitate timely delivery, all request for paper copies must be received no later than April 22, 2020. For additional information, see Question 19 on page 64.

ELECTRONIC DELIVERY OF PROXY MATERIALS

As an alternative to receiving a Notice Regarding Internet Availability of Proxy Materials or printed proxy materials by mail, record owners and most beneficial owners can elect to receive an email that will provide electronic links to these documents. To request electronic delivery of the proxy materials, send a blank email to: sendmaterial@proxyvote.com. In the subject line of the email, provide the 16-digit number printed on your notice. You will receive an email with electronic links to the proxy materials and the proxy voting site. Opting to receive all proxy correspondences and proxy materials by email will save the Company the cost of producing and mailing documents, and it will also give you an electronic link directly to the proxy voting site.

THANK YOU FOR VOTING.

Hilton Grand Vacations	3	2020 PROXY STATEMENT

OUR SPIN-OFF FROM HILTON

Until January 2017, we operated as a wholly-owned subsidiary of Hilton Worldwide Holdings Inc. (“Hilton Worldwide”). In 2016, the board of directors of Hilton Worldwide approved a plan to separate Hilton Worldwide and its subsidiaries into three independent, publicly traded companies. Under this plan, Hilton Worldwide completed a spin-off of HGV and our consolidated subsidiaries (referred to in this Proxy Statement as the “spin-off”), as well as a spin-off of Park Hotels & Resorts Inc. (“Park”), both of which were effective as of January 3, 2017. Following the spin-off, HGV, Park and Hilton Worldwide operate independently, although we have entered into certain material agreements with Hilton Worldwide and Park in connection with the spin-off. See the full agreements, filed on January 4, 2017 with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to our Current Report on Form 8-K, for additional details. Our common stock is listed on the New York Stock Exchange (“NYSE”).

STOCKHOLDER ENGAGEMENT

Our Board and management believe that stockholder accountability is critical to our success, and we actively seek our stockholders’ input and perspectives on Company policies and practices. To encourage meaningful communication and cultivate value-added relationships with our stockholders, we instituted a stockholder engagement program after our spin-off from Hilton. Our stockholder engagement program is led by our senior management and overseen by our Board, and in 2019 included the following:

•	5 non-deal roadshow presentations with over 60 investor meetings in cities that included Boston, New York City, Orlando and Toronto (such presentations were not in connection with an offering);

•	5 broker-sponsored conferences with nearly 100 investor meetings;

•	4 visits to Company headquarters and property tours with our investors; and

•	over 275 investor calls made or received over the course of the year.

We listen carefully to your viewpoints. Our Board takes your perspectives and concerns into consideration in the boardroom. Our senior leadership is cognizant of stockholders’ perspectives in connection with strategic decisions. In addition, HGV has instituted a number of complementary mechanisms that allow our stockholders to effectively communicate with and provide input and feedback to the Board, including:

•	the annual election of directors;

•	the annual advisory vote to approve executive compensation;

•	the ability to attend and voice opinions at the Annual Meeting; and

•	the ability to direct communications to individual Directors or the entire Board.

As a result of our ongoing engagement with stockholders, we have adopted the following corporate governance and compensation practices and policies:

•	recent amendments to committee charters to formalize existing “best” governance practices, such as a mandatory annual review of the committee charters;

•	company-wide social responsibility and community engagement programs through HGV Serves;

•	enhanced proxy statement disclosure related to ESG matters;

•

adopted a performance-based PSU award component to the long-term incentive compensation design for our executive officers to better align overall corporate performance over a three-year period with long-term compensation;

•	included CEO reported and realizable pay disclosure; and

•	expanded the change in control payment disclosure.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board has considered and nominated the following persons (the “Director nominees”) for a one-year term expiring at the 2021 annual meeting of stockholders, or until his or her successor is duly elected and qualified:

Mark D. Wang	Brenda J. Bacon	Mark H. Lazarus	Paul W. Whetsell

Leonard A. Potter	David W. Johnson	Pamela H. Patsley

Each Director nominee is currently a director of HGV and each has consented to serve if elected.

Action will be taken at the Annual Meeting for the election of the Director nominees. Unless otherwise instructed, the persons named in the proxy card (the “proxyholders”) intend to vote the proxies held by them “FOR” the election of the Director nominees. If any of the Director nominees ceases to be a candidate for election at the time of the Annual Meeting, proxies received with voting instructions with respect to any such Director nominee may be disregarded or may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2019

The following information describes the offices held, other business directorships and the periods of service of each Director nominee as of March 13, 2020. Each of the Director nominees is currently serving as a member of the Board with a term expiring at the Annual Meeting. Beneficial ownership of equity securities of the Director nominees is shown under “Ownership of Securities” on page 57.

Mark D. Wang

Mark D. Wang, 62, has served as a Director since May 2016, and he has served as our President and Chief Executive Officer since the spin-off from Hilton Worldwide in January 2017. Prior to the spin-off, from March 2008 through December 2016, Mr. Wang served as Executive Vice President and President of Hilton Grand Vacations, a wholly-owned subsidiary of Hilton Worldwide, overseeing all of Hilton Worldwide’s global timeshare operations; and before such position, Mr. Wang was head of HGV Asia for Hilton Worldwide. He first joined Hilton Worldwide in 1999, as the managing director of Hawaii and Asia Pacific; and he has held a series of senior management positions within HGV. During Mr. Wang’s time as president of HGV, he also served as executive vice president of Hilton Worldwide’s executive committee; and held a dual role as president of Global Sales for Hilton Worldwide’s hotel division from 2013 to 2014. Mr. Wang led Hilton’s Asia-Pacific Islander Team Member Resource Group. Under Mr. Wang’s leadership, HGV has experienced sustained growth; and he transformed the business into a capital-efficient model. With over 35 years of industry experience, Mr. Wang has earned a reputation as an innovator who brought new, highly-effective sales and marketing techniques to the timeshare industry. In 1987, he introduced the U.S. vacation ownership product to the Japanese market. Prior to joining HGV, Mr. Wang co-founded three independent timeshare companies, where he served as president and chief operating officer of each. Mr. Wang currently serves on the board of directors of the American Resort Development Association (“ARDA”). He has been a member of ARDA’s board of directors and served on ARDA’s executive committee since 2008 and served as the chairman of the board from 2017-2019. Mr. Wang served as the vice chairperson of ARDA-Hawaii, an ARDA State Legislative Committee, for six years.

Qualifications, Attributes, Skills, and Experience: Mr. Wang’s knowledge of and extensive experience in senior leadership roles in the timeshare industry provides the Board of Directors with valuable industry-specific knowledge and expertise. In addition, Mr. Wang’s current role as our president and chief executive officer brings management perspective to Board deliberations and provides valuable context with regard to day-to-day operations.

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Leonard A. Potter

Leonard A. Potter, 58, has served as the Chairperson of our Board of Directors since January 2017. Mr. Potter founded Wildcat Capital Management, LLC, a registered investment advisor in September 2011 and has served as its president and chief investment officer since inception. Mr. Potter has also served as (i) chief executive officer of Infinity Q Capital Management, a registered investment advisor, since its inception in 2014, and (ii) as a founder and senior managing director of Vida Ventures, a biotech venture fund, since its inception in 2017. From 2002 through 2009, Mr. Potter was managing director—private equity at Soros Fund Management LLC (“SFM”) where, from May 2005 through July 2009, he served as co-head of its private equity group and as a member of the private equity investment committee. From July 2009 until September 2011, Mr. Potter served as a consultant to SFM, and as chief investment officer of Salt Creek Hospitality, a private acquirer and owner of hospitality-related assets, which was backed by SFM. From September 1998 until joining SFM in 2002, Mr. Potter was a managing director of Alpine Consolidated LLC, a private merchant bank. From April 1996 through September 1998, Mr. Potter founded and served as a managing director of Capstone Partners LLC, a private merchant bank (“Capstone”). Prior to founding Capstone, Mr. Potter was an attorney specializing in mergers, acquisitions, corporate governance and corporation finance at Morgan, Lewis & Bockius LLP, and at Willkie Farr & Gallagher LLP. Mr. Potter has served and continues to serve as a director on a number of boards of public and private companies, including Solar Capital Ltd. (NASDAQ: SLRC), Solar Senior Capital Ltd. (NASDAQ: SUNS) and Sutter Rock Capital Corporation (NASDAQ: SSSS). Mr. Potter has prior board experience in the hospitality and vacation ownership industries, having served on the board of directors of Hilton Worldwide from 2008 through 2013, and on the board of directors of Diamond Resorts International, LLC from 2007 through 2010. Mr. Potter received a Bachelor of Arts degree from Brandeis University and a Juris Doctor degree from Fordham University School of Law.

Qualifications, Attributes, Skills, and Experience: Mr. Potter’s experience as an attorney in the fields of securities law, corporation finance, corporate governance and mergers and acquisitions brings valuable knowledge and insight to the Board of Directors on regulatory, risk management and business transactions matters. Further, Mr. Potter’s tenure in venture capital, private equity and other investment services activities, and his service on the boards of directors of several public and private companies, including companies in the hospitality and vacation ownership industry, bring capital markets and industry-specific knowledge and expertise to our Board of Directors.

Brenda J. Bacon

Brenda J. Bacon, 69, has served as a Director since January 2017. Ms. Bacon is the president and chief executive officer of Brandywine Senior Living, Inc., which she co-founded in 1996. Ms. Bacon served as chief of management and planning, a cabinet-level position, under New Jersey Governor James J. Florio from 1989 to 1993. During President Clinton’s first term, Ms. Bacon was on loan to the Presidential Transition Team, as co-chair for the transition of the Department of Health and Human Services. Ms. Bacon is a former board member and the immediate past chairman of the board of directors of Argentum (formerly, the Assisted Living Federation of America), where she advocated on behalf of the senior living business and the families they serve and is the current board chair of the senior living certification committee. Ms. Bacon is an independent director of FTI Consulting, Inc. (NYSE: FCN), an independent global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes, and serves as chair of FTI’s nominating and governance committee and is a member of its compensation committee. In 2013, New Jersey Governor Chris Christie appointed Ms. Bacon to the board of trustees of Rowan University where she serves as chair of the risk management committee and is a member of the university advancement committee. In 2017, Ms. Bacon was honored with the Virtua Health Humanitarian Award of the Year. Ms. Bacon received her undergraduate degree from Hampton University, and she holds a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Qualifications, Attributes, Skills, and Experience: Ms. Bacon’s organizational and management skills acquired through her career, including co-founding Brandywine Senior Living, Inc., bring extensive financial expertise and a distinctive and entrepreneurial approach to the Board of Directors.

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David W. Johnson

David W. Johnson, 58, has served as a Director since January 2017. Mr. Johnson has served as president and chief executive officer of Aimbridge Hospitality (“Aimbridge”) since April 2003, and currently oversees the management of Aimbridge’s portfolio of over 850 hotels having approximately $5 billion in annual revenue and over 32,000 employees. Through his leadership, Aimbridge is recognized as one of the premier hotel management companies in the United States. For 17 years prior to joining Aimbridge, Mr. Johnson held senior management positions at Wyndham International, including as president of Wyndham Hotels, overseeing approximately 15,000 employees, with $3 billion in annual revenue. Mr. Johnson helped Wyndham grow from 10 hotels to over 500 hotels during his tenure. Currently, Mr. Johnson serves on the owners’ board of the Dallas Stars NHL Franchise. Mr. Johnson previously served on several boards of directors, including Strategic Hotel (NYSE: BEE), where he was also a member of its audit committee and corporate governance committee from 2012 to 2016. From 2009 to 2012, Mr. Johnson served as a director of Gaylord Entertainment (NYSE: GET). He also serves on several nonprofit boards, including the Juvenile Diabetes Research Foundation and the Plano YMCA. He was recognized as a finalist for the Ernst & Young 2014 Entrepreneur of the Year. Mr. Johnson received his undergraduate degree in business economics from Northeastern Illinois University, graduating with highest honors.

Qualifications, Attributes, Skills, and Experience: Mr. Johnson’s extensive experience as president and chief executive officer of one of the premier hotel management companies in the United States, as well as his marketing background, will provide our Board of Directors with valuable insights.

Mark H. Lazarus

Mark H. Lazarus, 56, has served as a Director since January 2017. Mr. Lazarus is the chairman of NBCUniversal Broadcast, Cable, Sports and News (“NBCUniversal”). He was promoted to this position in January 2019 and is responsible for most of the company’s East Coast-based content businesses, including the cable entertainment portfolio, NBC News, MSNBC and CNBC. In addition, he oversees NBC Sports Group (since May 2011), NBCUniversal Owned Television Stations, and NBC Affiliate Relations (since September 2016). In addition to NBC’s news networks, Mr. Lazarus oversees the company’s cable entertainment portfolio. Prior to joining NBCUniversal, Mr. Lazarus was the president of Media and Marketing at CSE, a sports and entertainment company, from 2008 through 2010, and previously served as the president of Turner Entertainment Group, from 2003 through 2008, where he oversaw all aspects of Turner Entertainment Networks. Mr. Lazarus also served as President of Turner Sports from 1999 to 2003. Mr. Lazarus served on the board of directors of Cincinnati Bell (NYSE: CBB) from 2009 through 2011. Mr. Lazarus currently serves on the board of governors of the Boys and Girls Clubs of America, and on the board of directors for the Eastlake Foundation. He previously served on the board of directors of Compass Diversified Holdings (NYSE:CODI) from 2006 to 2016. Mr. Lazarus received his Bachelor of Arts from Vanderbilt University.

Qualifications, Attributes, Skills, and Experience: Mr. Lazarus’ extensive experience in the media industry provides our Board of Directors with an important perspective in the areas of marketing and use of media. In addition, Mr. Lazarus’ management and leadership experience provide our Board of Directors with guidance on the skills necessary to lead and properly manage our business.

Pamela H. Patsley

Pamela H. Patsley, 63, has served as a Director since December 2016. Ms. Patsley served as executive chairman of MoneyGram International, Inc. (NYSE: MGI) from January 2009 to January 2018 and served as its chief executive officer from September 2009 to December 2015. Previously, Ms. Patsley served as senior executive vice president of First Data Corporation (“First Data”) from 2000 to 2007 and president of First Data International from 2002 to 2007. Ms. Patsley retired from those positions in 2007. From 1991 to 2000, Ms. Patsley served as president and chief executive officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as chief financial officer of First USA, Inc. Ms. Patsley currently serves on the boards of directors of Texas Instruments, Inc., where she chairs the Compensation Committee (NASDAQ: TXN), Keurig Dr. Pepper, Inc. where she is a member of the Audit Committee (NYSE: KDP), and ACI Worldwide,

Hilton Grand Vacations	7	2020 PROXY STATEMENT

Inc. where she is a member of the Audit Committee and the Compensation Committee (NASDQ: ACIW), and served on the boards of directors of Molson Coors Brewing Company from 1996 to 2009, Pegasus Solutions, Inc. from 2002 to 2006 and Paymentech, Inc. from 1995 to 1999. Ms. Patsley received her Bachelor of Business Administration in accounting from the University of Missouri.

Qualifications, Attributes, Skills and Experience: Ms. Patsley brings to our Board of Directors her extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, and extensive public company board experience.

Paul W. Whetsell

Paul W. Whetsell, 69, has served as a Director since January 2017. Currently, Mr. Whetsell is the chief executive officer of Capstar Hotel Company, which primarily serves as an advisor to hospitality investors and operators and provides corporate governance guidance to early stage companies. From January 2012 to March 2015, Mr. Whetsell served as president and chief executive officer of Loews Hotels & Resorts (“Loews”); and during his tenure, he grew the brand from 16 to 24 hotels, restructured Loews operations, and oversaw the investment of approximately $2 billion into the growth of the system and the upgrading and renovations of Loews properties. Thereafter, from April 2015 until July 2017, he served as the vice chairman of Loews. Prior to joining Loews, from 2009 to 2011, Mr. Whetsell served as a director of Virgin Hotels, providing strategic guidance in its operations and property acquisition activities. Previously, he held chairman and CEO positions at several industry veterans, including Interstate Hotels Corporation, and its predecessor, MeriStar Hospitality Corporation, MeriStar Hotels and Resorts, Inc., and American General Hospitality, the industry’s third largest REIT with over 110 hotels and $3 billion in assets, and one of the industry’s largest operators with over 150 hotels under management. He is also the founder of the original Capstar Hotel Company, a third-party manager of upscale hotel properties. Currently, Mr. Whetsell serves on the board of Boyd Gaming Corporation (NYSE: BYD). He also currently serves as vice chair of the board of trustees of the Cystic Fibrosis Foundation. From 2007 until May 2018, Mr. Whetsell served on the board of NVR. Inc. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council and previously served on the board of governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Whetsell received his bachelor’s degree from Davidson College.

Qualifications, Attributes, Skills, and Experience: Mr. Whetsell brings over 45 years of senior leadership experience in the hospitality industry to his role as a member of our Board of Directors, including his positions as a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience and his brand marketing expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED ABOVE.

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CORPORATE GOVERNANCE

AND BOARD MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has a majority of independent directors, and each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee is comprised solely of independent directors.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	each of our directors is subject to re-election annually;

•

under our bylaws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions;

•

we do not have a stockholder rights plan; however, if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•

we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

BOARD SKILLS AND QUALIFICATIONS

Our Board believes that its effectiveness is enhanced by directors with a broad range of backgrounds and viewpoints that reflect the diversity of our company, owners, guests, team members and business. While our Board does not maintain a formal diversity policy, as part of periodically evaluating its composition, our Board evaluates its diversity and the extent to which a director’s particular background, expertise and experience will complement those of other directors. We believe that the current composition of our Board provides a complementary mix of skills, experience and backgrounds that are important in governing our company. Our Board will continue to evaluate its composition on a periodic basis to ensure it reflects the appropriate mix of the foregoing and other factors.

	Brenda Bacon	David Johnson	Mark Lazarus	Pamela Patsley	Leonard Potter	Paul Whetsell	Mark Wang
Outside Board Experience (including Public Company board)	✓	✓	✓	✓	✓	✓	✓
Senior Leadership/Executive Experience	✓	✓	✓	✓	✓	✓	✓
Independence	✓	✓	✓	✓	✓	✓
Gender/Ethnic Diversity	✓			✓			✓
Accounting and Financial Reporting	✓	✓		✓	✓
Mergers & Acquisitions	✓	✓	✓	✓	✓	✓
Corporate Finance and Capital Markets	✓	✓	✓	✓	✓	✓
Sales & Marketing			✓			✓	✓
Government Affairs/Legal Expertise	✓				✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓
Real Estate, Lodging and Hospitality Industry Experience	✓	✓			✓	✓	✓

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OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

At HGV, we pride ourselves on providing our owners and guests with unparalleled levels of service and unforgettable vacation experiences, and our team members with incredible opportunities for growth in our HGV family. It’s a natural extension of this mission to be good stewards of the environment both in and around our resorts, as well as to be responsible to the communities where we work and travel. These tenets are at the core of our commitment to all of our stakeholders—including our stockholders, owners, guests and our team members. We maintain governance practices and policies in line with the expectations of our stockholders, and actively engage with them to hear their voices on our business, as well as the environmental, social and governance (“ESG”) issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

We understand that any organization’s philanthropic mission starts with its company leaders. Our senior management team is passionate about our company playing an essential role in addressing significant ESG issues. In addition, our directors are not only accomplished business leaders in their respective fields, but they pursue significant personal philanthropic causes that are of critical importance to our communities, such as serving as a board member on the Cystic Fibrosis Foundation, Eastlake Foundation, Juvenile Diabetes Research Foundation and Boys & Girls Clubs of America, to name a few. Our board members bring their personal passion and commitment to help ensure that we actively tackle important causes as part of our business and in pursuit of our stockholders’ best interests.

Through HGV Serves—our corporate social responsibility (“CSR”) platform—and other initiatives, we continue to create meaningful impacts in the communities we serve and beyond.

Environmental

We continue to look for more ways to reduce our environmental impact specifically focused on energy consumption, CO2 emissions, waste and water consumption. Some of our key initiatives and engagements include:

•	eliminating our use of plastic straws at HGV-branded properties;

•	partnering with Clean the World to maximize our soap recycling efforts at our U.S.-based properties; and

•

using environmentally friendly features and materials at various resorts including new builds and renovations: motion-sensor light fixtures, low-flow toilets, Energy Star-rated appliances and recaptured heat from air conditioning to generate hot water.

Our commitment to making a positive environmental impact is not just limited to the United States but extends to other parts of the world where our team members live and work. For example, our employees in Osaka, Japan participated in the 12th Nakanoshima West Cleanup where they assisted in cleaning the paths along the Dojima river, a landmark in Osaka. Each of us—including our owners and guests, and team members—is a global citizen.

Social and Community

Service has always been at the heart of HGV. We serve customers. We serve communities. We serve each other. And we serve inspiration. Our HGV Serves, our CSR platform, is a reflection of our continuing commitment to serve and inspire others in everything we do.

HGV Serves supports four philanthropic areas: disaster relief, homelessness, veterans and youth development. Together, our company and our team members share time, talent and resources to create meaningful impacts in our communities across the globe.

Disaster Relief: We share resources in the places our team members and owners work and live that have been affected by disasters.

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Homelessness: We take our service to the streets to help the homeless find shelter and improve their wellbeing.

Veterans: Since part of our vision is to go further, we feel a strong commitment to sharing our resources with those who have served in the U.S. armed forces.

Youth Development: With our spirit of service leading the way, we offer help, hope and compassion to children facing adversity.

Diversity & Inclusion; our Team Members

Our team members, owners and guests are world travelers and world changers. Our vision is to inspire people share more, and diversity and inclusion are at the heart of our vision, mission and values. We believe an inclusive workforce that fully represents our global HGV family is an essential part of our business success, and we strive to reflect the many cultures and points of view of our communities.

Culture—HGV has a culture of inspiration, where a diverse group of team members help one another thrive, stand out for who they are and what they bring to the team, and take pride in offering high-quality vacation experiences and products to our customers.

•	team member benefits, including an industry-leading enhanced parental leave program that reflects our company’s family-first culture;

•	engaging work that provides opportunities for career growth and advancement;

•	training and mentorship; and

•	work-life balance with team member and family travel programs.

World Travelers and World Changers—Our Team Member Resources Groups (“TMRGs”)

Our TMRGs are an integral component of HGV’s culture of inclusion representing a broad range of perspectives. Our empowered TMRG team members foster respect, openness, integrity and a sense of fun in the workplace. The groups are committed to working with the HGV family and serving their communities to drive and support an environment of continual learning. Our TMRGs are sponsored by our executive leaders. Our TMRGs support employees who identify as:

•	African American;

•	Asian and Pacific Islander;

•	Hispanic/Latino;

•	LGBTQ;

•	Veterans; and

•	Women.

Currently, nearly 40% of our senior vice presidents are women or identify as being a member of a minority group. In addition, our CEO Mark Wang and two out of our seven directors are women or identify as minorities. As a company goal, we will continue to look to achieve diverse representation among our leaders. We are proud of our efforts to date and will continue to focus on generating input from a broad set of viewpoints.

Results

These efforts have resulted in key recognitions for our company and team members:

•	among the nation’s best adoption-friendly workplaces by Dave Thomas Foundation for Adoption;

•	ranked second-best adoption-friendly Workplace in the hotel and travel industry;

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•	constantly ranking among one the top companies to work for in Central Florida;

•	Mogul’s Top 100 Innovators in Diversity and Inclusion;

•	Mogul’s Top 1000 Companies Worldwide for Millennial Women;

•	ARDA ACE Community Service Award; and

•	recognition by the Hawaii Green Business Program for our clean energy, energy efficient and sustainable practices.

Ultimately, our commitment to these ESG initiatives and making this mission a part of our overall corporate culture is not borne out of a desire to be recognized or rewarded. Instead, it’s simply our identity and a reflection of our commitment to continue to do our part as a responsible global corporate citizen. We will continue to engage in our holistic ESG practices to better serve our owners and guests, team members, communities, stockholders and other stakeholders.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. The director also must meet the bright-line test for independence set forth by the NYSE rules. Our Corporate Governance Guidelines define “independence” in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such a relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that each of Ms. Bacon, Mr. Johnson, Mr. Lazarus, Ms. Patsley, Mr. Potter and Mr. Whetsell is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Further, our Board has determined that each of Ms. Bacon, Mr. Johnson, and Ms. Patsley is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the heightened NYSE independence requirements for audit committee service. Our Board has also determined that each of Mr. Johnson, Mr. Lazarus and Mr. Whetsell is “independent” for purposes of the heightened NYSE independence requirements for compensation committee service and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” as defined by applicable SEC regulations.

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through directors’ questionnaires).

BOARD STRUCTURE

Our Board of Directors is led by Mr. Potter, our Chairperson. Our Board does not currently have a policy as to whether the roles of Chairperson of the Board and Chief Executive Officer should be separate. Our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether the Chairperson and the Chief Executive Officer positions should be separate or combined at a given point in time, in order to provide appropriate leadership for us at that time. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, the Chief Executive Officer position is separate from the Chairperson position. Mr. Potter serves as Chairperson of the Board, while Mr. Wang serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances.

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Additionally, Mr. Potter’s attention to Board and committee matters allows Mr. Wang to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning. Our Chairperson serves as presiding independent director unless the Chairperson does not qualify as an independent director, in which case the independent directors will select a presiding independent director. The presiding independent director’s duties are set forth in our Corporate Governance Guidelines and include chairing the executive sessions of non-management and independent directors, providing guidance with respect to compliance with the Corporate Governance Guidelines, reviewing Board and committee meeting agenda, and serving as a non-exclusive liaison among the  independent directors and other Board members.

BOARD COMMITTEES

Committee Membership and Meetings

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark D. Wang
Leonard A. Potter			Chair
Brenda J. Bacon	X		X
David W. Johnson	X	X
Mark H. Lazarus		X
Pamela H. Patsley	Chair
Paul W. Whetsell		Chair	X

We expect our directors to attend all meetings of the Board, all meetings of the committees of which they are members, and all meetings of stockholders. All of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2019. All of our directors attended the 2019 annual meeting of stockholders.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2019.

Number of Meetings
Board of Directors	7
Audit Committee	9
Compensation Committee	5
Nominating and Corporate Governance Committee	4

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines, applicable SEC regulations and the NYSE listing standards applicable to boards of directors in general and to audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Patsley qualifies as an “audit committee financial expert” as defined by applicable SEC regulations and has accounting and/or related financial management expertise as required by the listing standards of the NYSE.

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The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Investors—Corporate Governance—Governance Documents” heading. The duties and responsibilities of the Audit Committee include, among others:

•	the adequacy and integrity of our financial reporting and disclosure practices;

•	the integrity of our financial statements;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the scope, approach, performance, and results of the independent registered public accounting firm and our internal audit function;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	oversight of our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management.”

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other public filings in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee have been determined to be “independent,” “outside directors” and “non-employee directors” as defined by our Compensation Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and to compensation committees in particular. In addition, all members of the Compensation Committee have been determined to be an “outside director” as defined under Section 162(m) of the Code and a “non-employee director” as defined by applicable SEC regulations.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Investors—Corporate Governance—Governance Documents” heading. The duties and responsibilities of the Compensation Committee include, among others:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long-term success of the Company;

•

oversight of the goals, objectives, and compensation of our President and Chief Executive Officer, including evaluating the performance of our President and Chief Executive Officer in light of those goals;

•	oversight of the goals, objectives, and compensation of our other executives and directors;

•	review of the effectiveness of our executive compensation programs;

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•	review, approve or recommend to the Board, and administer, our equity-based and annual incentive plans;

•	our compliance with the compensation rules, regulations, and guidelines promulgated by the NYSE, the SEC, and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy materials.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual Proxy Statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent outside compensation consultant to perform analyses, and provide advice related to the Company’s executive and outside director compensation programs. All executive compensation services provided by Pearl Meyer during 2019 were conducted under the direction or authority of the Compensation Committee, and all work performed by Pearl Meyer was pre-approved by the Compensation Committee.

The Compensation Committee evaluated whether any services proposed to be performed during 2019 by Pearl Meyer raised any conflict of interest and determined that it did not. Neither Pearl Meyer nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. As requested by the Compensation Committee, Pearl Meyer’s 2019 services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Investors—Corporate Governance—Governance Documents” heading. The duties and responsibilities of the Nominating and Corporate Governance Committee include, among others:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board and the Board’s committees.

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OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executive management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which take the lead in discrete areas of risk oversight and regularly report to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee also receives regular reports from our Chief Information Officer and other members of management, addressing the primary cyber security risks facing the Company, the steps management is taking to mitigate such risks, as well as changes to the Company’s cyber security risk profile and newly-identified risks.

The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Management updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

Board’s Role in Overseeing Cyber Risk

Our Board recognizes the importance of protecting and maintaining the security and integrity of data for our owners, guests and team members. Our Board has delegated to the Audit Committee the responsibility to oversee our cyber security and data protection risks. The Audit Committee receives regular reports from our senior management, including our chief information officer, regarding the primary cyber security risks we face and the steps management is taking to mitigate such risks. The Audit Committee also reviews our cyber and data risk management strategy and policies on a periodic basis with our management. In addition, the Audit Committee and our Board will promptly be made aware of any significant cyber or data security-related incidents.

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session. During 2019, our independent directors met in a private session an aggregate of at least four times, once each at each regularly scheduled board meeting. As long as the chairperson of the Board qualifies as an independent director, the chairperson presides over executive sessions and meetings of independent directors. In other cases, the non-management and independent directors, as applicable, will select a presiding independent director who will preside at such sessions.

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BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct an annual self-evaluation to assess the effectiveness and performance of the applicable governing body and the performance of its members in accordance with our Corporate Governance Guidelines and each committee charter. These self-evaluations for the fiscal year ended 2019 were completed in early 2020.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics and assist the Board in the exercise of its responsibilities. Each committee of the Board is governed by a charter adopted by the Board. Our Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee, and each committee charter is reviewed at least annually by the appropriate committee. To the extent deemed appropriate in light of emerging practices, our Corporate Governance Guidelines and committee charters will be revised accordingly, upon recommendation to and approval by the Board. In November 2019, each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee reviewed its respective charter, and after such reviews, each committee approved certain modifications to formally reflect pro-stockholder corporate governance practices that the committees were already engaged in. For example, each committee charter was revised to require an annual review of its respective charters rather than being a discretionary item. Our Corporate Governance Guidelines, our Audit, Compensation, and Nominating and Corporate Governance Committee charters and other corporate governance information are available on our website at investors.hgv.com under the “Investors—Corporate Governance—Governance Documents” heading. Any stockholder also may request copies in print, without charge, by contacting Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

CODE OF CONDUCT

We maintain a Code of Conduct that applies to all employees, including our chief executive officer, chief financial officer, and chief accounting officer, and directors. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC and the listing standards of the NYSE. We intend to disclose, within four business days, any substantive changes in the Code of Conduct or waivers from the Code of Conduct that apply to our executive officers or directors by posting such information to our website at investors.hgv.com or by filing with the SEC a current report on Form 8-K, in each case if such disclosure is required by SEC or NYSE rules.

The Code of Conduct is available on our website at investors.hgv.com under the “Investors—Corporate Governance—Governance Documents” heading. Any stockholder may request a copy in print, without charge, by contacting Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence, and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her

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ability to satisfy any applicable legal requirements or listing standards, and seeks to structure the Board such that it consists of a diverse group of individuals who possess the appropriate combination of skills, experience, and background.

When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. Although we do not have a formal policy regarding diversity, the Board views diversity as a priority, and the Nominating and Corporate Governance Committee evaluates the diversity of gender, race, national origin and differences in viewpoints, in addition to education, skills, professional experiences, and the perceived needs of the Board, as part of its annual evaluation of the composition of the Board. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral or by whom the candidate was recommended. The Nominating and Corporate Governance Committee may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee and the Board considered whether those directors recommended for re-election have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure. In particular, the Nominating and Corporate Governance Committee and the Board focused on the information contained in each of the Director nominee’s biographical discussion, set forth in this Proxy Statement. The Nominating and Corporate Governance Committee and the Board also assessed the contributions of the directors recommended for re-election in the context of the Board and the committees’ self-assessment process. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to secretary@hgv.com. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under “Stockholder Proposals for the 2021 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

To facilitate communications with the Company’s directors, our Corporate Governance Guidelines provide that stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to secretary@hgv.com, who will forward such communication to the appropriate party.

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COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Our Compensation Committee reviews non-employee director compensation from time to time. Our employee directors receive no compensation for serving on the Board or committees thereof.

COMPENSATION PROGRAM

Each eligible non-employee director is entitled to annual compensation for the period from the 2019 annual meeting of stockholders until our Annual Meeting, as follows:

•	annual cash retainer of $75,000;

•	additional annual cash retainer of $120,000 for serving as the chairperson of the Board;

•	additional annual cash retainer for serving on committees or as the chairperson of a committee as follows:

○

each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive $10,000 for each committee on which he or she serves; and

○

the chairperson of the Audit Committee will receive an additional $25,000 and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional $20,000; and

•

equity award of approximately $125,000 payable annually in the form of restricted stock units (“RSUs”), which will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date.

Cash retainers are paid semi-annually, in arrears. Annual equity award grants to directors are made following each annual meeting of stockholders and represent the directors’ annual grants for their service as a director until the next annual meeting of stockholders.

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal costs when they stay at our resorts. The Board may determine additional cash consideration for service on other ad hoc committees in its discretion. Due to an administrative error by the Company on Forms 1099 filed for the taxable year 2017 by the independent directors, the Company reimbursed tax filing and certain related expenses incurred by certain directors as a result of filing corrected Forms 1099. Compensation for certain directors reflects such reimbursement by the Company, including any penalties and interest incurred by certain directors as a result of filing corrected Forms 1099 and a related tax gross-up.

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors who are not eligible to receive compensation) is expected to own stock in an amount equal to five times his or her annual cash retainer (exclusive of retainers received for service on a committee of the Board or as chairperson of a committee or the Board). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the director or a family member, shares underlying vested options (based on the excess of the market price of the stock over the exercise price), time-vesting restricted stock and RSU awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, non-employee directors must retain 50% of HGV shares (i) resulting from the vesting or earning of equity awards, (ii) acquired in open market purchases, and (iii) already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Non-employee directors are expected to meet this ownership requirement within five years from the later of (i) March 9, 2017 and (ii) the date he or she first becomes subject to the stock ownership policy. Declines in the stock price will not affect compliance with the stock ownership policy as long as each non-employee director continues to hold the number of shares held at the time compliance was initially achieved.

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DIRECTOR COMPENSATION FOR 2019

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)	Total Number of Outstanding Equity Awards (#)(2)
Leonard A. Potter	$215,000	$125,000	—	$340,000	4,213
Brenda J. Bacon	$95,000	$125,000	—	$220,000	4,213
David W. Johnson	$95,000	$125,000	—	$220,000	4,213
Mark H. Lazarus	$85,000	$125,000	$3,065	$213,065	4,213
Pamela H. Patsley	$100,000	$125,000	$4,697	$229,697	4,213
Paul W. Whetsell	$105,000	$125,000	$5,373	$235,373	4,213

(1)	Amounts reflect cash retainer fees for each non-employee director, based on the director fees set forth under “Compensation Program.”
(2)

Amounts reflect an annual equity award for the period from the date of the 2019 annual meeting of stockholders through the date of the 2020 annual meeting of stockholders, based on an annual award of $125,000. Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 18 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report on Form 10-K”). The outstanding equity awards were granted on May 8, 2019 at last year’s annual meeting of stockholders and fully vest on May 7, 2020.

(3)

Amounts reflect (i) reimbursement of tax filing and related expenses, penalties and interest related to certain directors having to refile their tax returns due to an administrative error by the Company with respect to the amount of compensation reported on Form 1099 for the 2017 taxable year; and (ii) a related tax gross-up for such director as follows: $1,348 for Mr. Lazarus, $1,738 for Ms. Patsley and $2,297 for Mr. Whetsell.

Eligible non-employee directors are awarded equity under the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (the “Director Stock Plan”) in the form of RSUs. RSUs vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date or as otherwise provided in the plan or applicable award agreement. Dividend equivalents accrue on unvested RSUs either in cash or, at the sole discretion of the Compensation Committee, in shares of HGV’s common stock or additional RSUs equal to the fair market value of the dividend equivalent payment as of the dividend payment date, payable at the same time as the underlying RSUs are settled following vesting (or forfeited to the extent the underlying RSUs are forfeited). Any unvested RSUs held by a non-employee director will become fully earned and vested upon (i) termination of such director’s service as a result of such director’s death or disability, (ii) a change in control event, if the successor or surviving company does not assume, substitute or continue the RSUs on substantially similar terms, or (iii) termination of such director’s service without cause or with good reason (each as defined in the form of Restricted Stock Unit Agreement for use under the Director Stock Plan) within twelve months following a change in control. In addition, if a non-employee director retires more than six months after the grant date of a director RSU award, then a pro-rata number of RSUs shall become earned and vested as of the retirement date. Unvested RSUs are forfeited upon termination of service for any other reason.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our current executive officers as of March 13, 2020, other than Mr. Wang, whose biographical information is presented under “Proposal No. 1: Election of Directors—Nominees for Election to the Board of Directors in 2020.” Beneficial ownership of equity securities of certain of our executive officers is shown under “Ownership of Securities” on page 57 of this Proxy Statement.

Daniel J. Mathewes

Daniel J. Mathewes, 45, has served as HGV’s Executive Vice President and Chief Financial Officer since November 2018 and HGV’s interim Chief Accounting Officer since March 2020. Mr. Mathewes is responsible for leading teams of highly skilled finance professionals who develop and implement corporate and financial strategies across our global business. He leads the finance, accounting, portfolio, treasury, tax, and investor relations departments. Mr. Mathewes has more than 20 years of global finance, accounting, SEC reporting, investor relations and corporate experience with both public and private multi-national companies. He is known for working with operational management to successfully execute strategic goals while driving strong financial outcomes. Prior to joining HGV, Mr. Mathewes was the chief financial officer of Virgin Hotels North America, a hotel management company, from January 2016 to November 2018. Previously, Mr. Mathewes served as the chief financial officer of the World, Residences at Sea, a privately-owned yacht with 165 residences, from July 2014 to January 2016. He served as senior vice president of finance and treasury of Kerzner International Holdings Limited from September 2008 to July 2014, which operated the Atlantis resorts in Nassau and Dubai, the One&Only luxury hotels, and Mazagan Beach Resort in Morocco. Mr. Mathewes also worked in multiple financial leadership capacities with NCL Corporation (Norwegian Cruise Lines) and Royal Caribbean Cruises Ltd. Mathewes began his career with PricewaterhouseCoopers. Mr. Mathewes graduated summa cum laude from Florida State University with bachelor’s degrees in accounting and economics.

Charles R. Corbin

Charles R. Corbin, 63, has served as HGV’s Executive Vice President, General Counsel and Secretary since November 2016, and as its Chief Development Officer since May 2018. Before joining HGV, Mr. Corbin served at Hilton Worldwide for over 6 years, where he was named senior vice president for dispute resolution and employment and benefits. Prior to joining Hilton Worldwide in 2010, Mr. Corbin served in a number of high-level legal roles, including vice president and assistant general counsel at Sunrise Senior Living, an assisted living facility operator, and group vice president at The Mills Corporation, a developer, owner, and operating of large retail and entertainment centers and destinations. Mr. Corbin’s more than 30-year legal and business career includes managing a venture capital firm and serving in a variety of roles as a business counselor, legal advisor, and investor. Mr. Corbin holds a bachelor’s degree in English with highest honors from The Citadel, and a juris doctorate from the University of Dayton School of Law.

Dennis A. DeLorenzo

Dennis A. DeLorenzo, 55, has served as HGV’s Executive Vice President since August 2017 and Chief Sales Officer since December 2016, overseeing all of our global sales operations and Hilton Club. Mr. DeLorenzo previously served as our Senior Vice President of Sales from January 2015 to December 2016, and as Vice President of Marketing Development from 2012 to January 2015. Mr. DeLorenzo is an industry veteran with more than 20 years of experience in timeshare sales and marketing leadership roles. He has a dynamic background, having performed in several leadership positions within HGV, and having served as senior vice president of marketing with Holiday Inn Club Vacations, as regional vice president of sales and marketing for Sunterra Corporation, and as director of marketing, Mid-Atlantic region, for Marriott Ownership Resorts, Inc.

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Gordon S. Gurnik

Gordon S. Gurnik, 56, has served as HGV’s Executive Vice President and Chief Operating Officer since December 2018, leading the Company’s Business Operations, Shared Services, New Product Development, Sales and Marketing—Asia, and Information Technology Services. Mr. Gurnik’s responsibilities at HGV include working in partnership with the executive team to coordinate business development, process implementation, and information technology deployment, and ensuring alignment with HGV’s strategic priorities for all new initiatives. Prior to joining HGV, Mr. Gurnik served as president of RCI, a worldwide leader in vacation exchange and travel services and the largest exchange network in the world from December 2011 to November 2018. While at RCI, he was instrumental in advancing the company’s signature products while also leading RCI’s strategic direction, operations, and growth with over 3.8 million member-families and 4,300 vacation ownership resorts. Mr. Gurnik holds a bachelor’s degree in management from Purdue University. He serves on the board of directors for Christel House International, a non-profit organization that supports impoverished children throughout the world.

Barbara L. Hollkamp

Barbara L. Hollkamp, 67, has served as HGV’s Executive Vice President and Chief Human Resources Officer (“CHRO”) since August 2016, after having served in a dual role as the Senior Vice President of Human Resources, Chief Diversity Officer for Hilton Worldwide and HGV. Ms. Hollkamp is responsible for overseeing teams of highly experienced human resources professionals who provide strategic business partnerships and consultative talent services across the global business. Ms. Hollkamp’s oversight as CHRO also includes talent management, compensation, benefits, recruitment, succession planning, learning and development, and general human resources shared services. Ms. Hollkamp joined Hilton Worldwide in June 2004 as vice president before being appointed as senior vice president of human resources for Hilton. Through her dynamic leadership style, she developed a superb foundation for the Company’s evolving human resources strategy. Ms. Hollkamp’s professional experience spans more than 30 years and is highlighted by strategic human resources management, organizational development, leadership development, and culture management. Prior to Hilton, she served as vice president of people services for Scholastic Book Fairs, a business unit of Scholastic, Inc., in New York, NY. She also served for three years as president of her own company, HLH Associates, a human resources and customer relations management consulting firm. She has been an active member of the Rollins Leadership Group, offering coaching and feedback services to aspiring leaders as well as active involvement in multiple charitable organizations in the Orlando area. Ms. Hollkamp has served on the California State University Hospitality Industry Advisory Board and was selected as the Richard N. Frank Distinguished Lecturer in 2011. She represented Hilton Worldwide as vice chairman for the American Hotel and Lodging Association Women in Lodging. Currently, Ms. Hollkamp is an active member of the University of Central Florida Timeshare Advisory Board, working in tandem with the Rosen College of Hospitality. In 2017, she was appointed to the board of directors of the Orlando Economic Partnership, providing Orlando with quality jobs, economic growth, broad-based prosperity and a sustainable quality of life. Ms. Hollkamp holds a bachelor’s degree in organizational behavior from Rollins College.

Sherri A. Silver

Sherri A. Silver, 57, has served as HGV’s Executive Vice President and Chief Marketing Officer since August 2017, overseeing our global marketing operations. Ms. Silver brings more than 20 years of progressive, strategic marketing and business leadership experience in a variety of consumer segments and industries. From 2010 to August 2017, Ms. Silver served as chief marketing officer with Erie Insurance, a growing Fortune 500 insurer, where she led marketing, strategy, innovation, and customer experience. Earlier in her career, Ms. Silver was a senior vice president with JPMorgan Chase from 2002 to 2008, where she grew businesses by serving in multiple capacities, including chief marketing officer from 2005 to 2007 and general manager from 2007 to 2008 for partnership-oriented business units in the U.S. and Canada. Ms. Silver has a wide breadth of expertise and leadership experience focused on developing and executing integrated, consumer-focused growth strategies using data and technology to drive better outcomes. Ms. Silver holds a Master of Business Administration in finance from Fordham University and a bachelor’s degree in marketing from the University of Massachusetts.

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Stan R. Soroka

Stan R. Soroka, 60, has served as HGV’s Executive Vice President and Chief Customer Officer since January 2015. Mr. Soroka is responsible for all resort operations and HGV’s Club program, as well as brand standards for resorts and the overall organization. From May 2010 to January 2015, Mr. Soroka served as Hilton’s area vice president for Florida and Hilton Grand Vacations Resort Operations; and in this dual capacity, he oversaw hotel operations for Hilton, Doubletree, Embassy Suites, and Waldorf Astoria properties throughout Florida, as well as the Conrad Miami. His responsibilities also included oversight of timeshare resort operation functions for HGV’s developed properties in Las Vegas, New York, Orlando, and South Beach, Miami. A second-generation hotelier, Mr. Soroka has more than 35 years of experience successfully operating renowned hotels and resorts including serving as managing director of the Waldorf Astoria El Conquistador Resorts and Las Casitas Village in Puerto Rico from 2005 until 2010. Prior to joining Hilton Worldwide in 2005, Mr. Soroka held leadership roles at Oakbrook Hotels, Vail Resorts Management, and H.B.E. Hotels and Resorts. Mr. Soroka began his hospitality career with Hyatt Hotels Corporation in the stewarding department, where he quickly moved up the ranks of food and beverage, before transitioning to front office operations and management. Mr. Soroka earned a Bachelor of Science degree in hospitality management from the Conrad N. Hilton College of Hotel and Restaurant Management at the University of Houston.

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PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2020 FISCAL YEAR

The Audit Committee has approved the engagement of Ernst & Young LLP to perform the audit of the financial statements and internal control over financial reporting for the fiscal year ending December 31, 2020.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on HGV’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of HGV and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP performed certain services for us in connection with the spin-off and has been our independent public accountants since the spin-off, including for purposes of performing an audit of the financial statements included in HGV’s Annual Report on Form 10-K for the years ended December 31, 2019.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended December 31, 2019 and 2018, and fees billed for other services rendered by Ernst & Young LLP for those periods.

	2019		2018
Audit Fees	$3,664,236	(1)	$4,111,106	(1)
Audit-Related Fees	$299,200	(2)	$294,200	(2)
Tax Fees	$2,248,598	(3)	$2,546,528	(3)
All Other Fees	—		—

Total:	$6,212,034		$6,951,834

(1)

Includes fees for professional services rendered by Ernst & Young LLP for the audit of annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements, comfort letters and consents issued in connection with SEC filings and statutory audits of foreign subsidiaries.

(2)	Includes fees for professional services rendered by Ernst & Young LLP for agreed-upon procedures and attestation reports.

(3)	Includes fees for professional services rendered by Ernst & Young LLP for tax compliance, tax consulting, transfer pricing and tax advisory services.

The Audit Committee considered whether providing the non-audit services shown in this table, and the provision of audit and other services to Hilton Worldwide for prior periods was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was. All audit and non-audit related services were pre-approved by the Audit Committee prior to such services being rendered.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has

Hilton Grand Vacations	24	2020 PROXY STATEMENT

adopted policies and procedures that require the approval of the Audit Committee of all audit and permitted non-audit services provided by an independent registered public accounting firm prior to each engagement. These policies and procedures require that the Audit Committee be provided with sufficient information to allow it to identify the particular services being pre-approved and to assess the impact of the proposed services on the independence of the registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

AUDITORS OF THE COMPANY FOR THE 2020 FISCAL YEAR.

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PROPOSAL NO. 3:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay vote”).

At our 2017 annual meeting, HGV stockholders voted on an advisory basis to have a say-on-pay vote on an annual basis. In response to your input, our Board adopted a policy of including an advisory say-on-pay vote at each annual meeting of stockholders, until the next stockholder advisory vote on the frequency of future say-on-pay votes, which will occur no later than our 2023 annual meeting of stockholders.

Accordingly, stockholders are being asked to approve, on a non-binding basis, the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

At the 2019 annual meeting, HGV stockholders approved the compensation paid to our named executive officers, with approximately 98% of the votes cast in favor of the Company’s executive compensation.

In deciding how to vote on this proposal at the Annual Meeting, the Board encourages you to read information on our compensation policies and decisions regarding the named executive officers presented under “Compensation Discussion and Analysis” beginning on page 29, as well as the discussion regarding the Compensation Committee under “Corporate Governance and Board Matters—Board Committees—Compensation Committee” beginning on page 14.

Because your say-on-pay vote is advisory, it is not binding upon the Board; however, the Board values stockholders’ input, and the Compensation Committee will take into account the results of the 2020 say-on-pay vote when considering future executive compensation decisions.

The next advisory say-on-pay vote will occur at the annual meeting of stockholders in 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter, which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance and Board Matters—Board Committees—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Pamela H. Patsley, Chair

Brenda J. Bacon

David W. Johnson

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by the Compensation Committee of the Board of Directors:

Paul W. Whetsell, Chair

David W. Johnson

Mark H. Lazarus

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COMPENSATION DISCUSSION AND ANALYSIS

(“CD&A”)

SPECIAL NOTE REGARDING THE SPIN-OFF

Prior to the completion of the spin-off on January 3, 2017, we were a wholly-owned subsidiary of Hilton Worldwide. This Proxy Statement discloses the compensation of our principal executive officer, principal financial officer and our three next highest compensated executive officers, based on compensation for the fiscal year ended December 31, 2019 (collectively, the “NEOs”). Information presented for periods prior to the spin-off reflects the historical compensation philosophy, strategy, and program designed by Hilton Worldwide and approved by the compensation committee of Hilton Worldwide’s board of directors (the “Hilton Worldwide Committee”), as well as the consideration of such factors as the Hilton Worldwide Committee or management of Hilton Worldwide determined were appropriate for an organization of Hilton Worldwide’s size and complexity.

OUR NAMED EXECUTIVE OFFICERS

Our NEOs, based on total compensation paid during the fiscal year ended December 31, 2019, are set forth below.

Name	Position
Mark D. Wang	President and Chief Executive Officer (“CEO”)
Daniel J. Mathewes	Executive Vice President and Chief Financial Officer
Gordon S. Gurnik	Executive Vice President and Chief Operating Officer
Sherri A. Silver	Executive Vice President and Chief Marketing Officer
Stan R. Soroka	Executive Vice President and Chief Customer Officer

2019 COMPANY PERFORMANCE AND PAY RESULTS

Highlights of HGV’s financial performance for the fiscal year ended December 31, 20191 include:

•	total revenues were $1.8 billion, net income was $216 million and diluted earnings per share was $2.42;

•	adjusted EBITDA was $408 million;

•	real estate sales and financing segment Adjusted EBITDA was $325 million, compared to $447 million for 2018;

•	contract sales remained substantially the same at $1.4 billion, compared to 2018;

•	tour flow increased 7.1% to 383,108, compared to 2018;

•	volume per guest decreased 6.0% to $3,518, compared to 2018;

•	financing revenues were $170 million, an increase of 7.6% compared to 2018; and

•	net Owner Growth was 16,882, or 5.5%.

Based on these financial results, certain of our NEOs earned performance-based compensation as follows:

•	annual incentive payouts between 79%-100% of target, with respect to all NEOs; and

•	quarterly incentive payouts of 68% of target with respect to Ms. Silver, who is the only NEO who participated in our quarterly incentive cash compensation plan in 2019.

[1]

Information in this Proxy Statement includes discussion of financial metrics that are not calculated in accordance with U.S. GAAP, including Adjusted EBITDA, Economic Adjusted EBITDA, Real Estate Sales and Financing Segment Adjusted EBITDA and Real Estate Sales and Financing Segment Economic Adjusted EBITDA. Please see Appendix A for additional information and a reconciliation of these measures to financial measures derived in accordance with U.S. GAAP.

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2019 EXECUTIVE COMPENSATION DESIGN AND DECISIONS

The Compensation Committee of the Board (the “Committee”) determined our executive compensation philosophy, strategy and program design, as well as compensation levels for our NEOs. Over the last year, the Committee continued to make certain enhancements to our executive compensation program to further align compensation and HGV’s growth and the long-term interests of our stockholders. In reviewing our executive compensation philosophy, strategy and program design and in setting compensation levels for our NEOs for 2019, the Committee considered, among other factors, the key financial and operating metrics that drive performance of HGV and stockholder value; the objectives of and risks related to our operations; and the components and amounts of executive compensation at companies within our peer group based on data provided by Pearl Meyer, the Committee’s independent compensation consultant. An overview of our 2019 executive compensation program is set forth below.

Overview

Compensation Philosophy. Our compensation philosophy is designed to achieve a number of goals, including attracting and retaining the highest quality executives, providing market competitive compensation opportunities, aligning pay with performance and stockholder value, and emphasizing performance-based compensation. The Committee has determined that our compensation program should be comprised of three primary components (base salary, short-term cash incentive awards and long-term incentive awards), in order to cultivate long-term value creation without unnecessary risk, reward the successful execution of our business strategy, and create an ownership culture.

Key 2019 Compensation Decisions. For 2019, the Committee:

•	approved a long-term incentive plan design with annual equity grants for our CEO and Executive Vice Presidents, in the form of:

○	stock options (20% of grant value for our CEO and 30% for our Executive Vice Presidents);

○	service-based RSUs (“Service RSUs”) (30% of grant value for our CEO and Executive Vice Presidents); and

○	performance-based RSUs (“Performance RSUs”) (50% of grant value for our CEO and 40% for our Executive Vice Presidents).

•

approved adjustments to base salaries for Ms. Silver and Mr. Soroka, an adjustment to target long-term incentive grant values for Ms. Silver, and an adjustment to target short-term incentive values for Mr. Soroka to better align with market benchmarks for each of Ms. Silver and Mr. Soroka and maintain competitive compensation for executive talent;

•

approved an annual cash incentive plan design for our executives that is 60-70% (70% for our CEO and 60% for Executive Vice Presidents) based on Economic Adjusted EBITDA (as defined later in this CD&A), 10% based on net owner growth (as defined later in this CD&A) and the remaining 20-30% based on individual executive performance goals and objectives (20% for our CEO and 30% for Executive Vice Presidents) and that includes payout levels ranging from 50-75% of base salary at threshold and 100-150% of base salary at target, with a maximum payout ranging from 200-300% of base salary;

•

approved a quarterly cash incentive plan design, under only one of our NEOs, Ms. Silver, participates, that is 20% based on Economic Adjusted EBITDA for the Real Estate Sales and Financing Segment, 35% on qualified and new buyer tours, 10% on sales and marketing cost savings and contributions, 20% on net sales volume and 15% on package sales, and that includes payout levels of 50% of base salary at threshold and 100% of base salary at target, with a maximum payout of 200% of base salary; and

Hilton Grand Vacations	30	2020 PROXY STATEMENT

•

approved amendments to our PSU Agreements relating to performance RSUs previously awarded to our executive officers to use Economic Adjusted EBITDA as the performance assessment metric in order to align metrics across our incentive programs.

In reviewing and approving these items, the Committee worked with Pearl Meyer and select members of executive management, and considered the following key factors in totality, without assigning any particular weight to any particular factor:

•	the Committee’s determinations as to our compensation philosophy and program design;

•	the performance of the HGV business and our executives;

•	the results of our 2019 say-on-pay advisory vote;

•	internal pay equity among the HGV leadership team;

•	executive retention and succession planning;

•	the objective of aligning stockholder interests by having a significant portion of compensation comprised of long-term equity-based awards;

•	the views and recommendations of select members of executive management; and

•	the views and recommendations of Pearl Meyer, including external market data provided by Pearl Meyer.

An overview of the three primary components of our 2019 compensation program is set forth below.

Compensation Element	Form	Objectives
Base Salary Fixed, short-term	Cash	• Attract and retain high quality executives to drive our success • Align with external competitive level and internal parity for each role, responsibility and experience
Short-term Incentive At-risk, short-term (quarterly and annual periods)	Cash	• Reward for our overall and business area financial results • Align actual pay-out based on achievement of our overall and business area performance goals
Long-term Incentive At-risk, medium to long-term

Equity, including:

Service RSUs (3-year annual vesting; 30% for our CEO and EVPs)

Stock Options (3-year annual vesting; 20% for our CEO and 30% for our EVPs)

Performance RSUs (3-year performance period; 50% for our CEO and 40% for our EVPs)

•  Reward for our future performance and align with interests of our stockholders

•  Retain key executives through vesting over multi-year periods, with continued employment required through the applicable vesting date

•  Incentivize achievement of pre-established objectives tied to Economic Adjusted EBITDA and contract sales

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Executive Compensation Practices

General. The Committee has adopted a number of overall executive compensation practices and policies, all of which the Committee believes to represent sound overall governance of executive compensation.

What We Do (Best Practices)	What We Don’t Do or Allow

✓ Executive sessions without management

✓ Independent compensation consultant

✓ Significant percentage of pay “at risk”

✓ Significant use of equity-based pay

✓ Three-year vesting on equity awards

✓ Capped incentive opportunities

✓ Clawback policy

✓ Robust stock ownership requirements

✓ Efficient use of equity

× Excessive severance

× Automatic single-trigger equity acceleration for change in control, if the awards are assumed in the transaction

× Excise tax gross-ups

× Option repricing or buyouts

× Provide for reload awards

× Pay dividends or dividend equivalents on unvested awards

Role of the Compensation Committee. The Committee establishes the overall executive compensation philosophy and strategy, sets and approves compensation for our NEOs, and approves all incentive plan designs, goals, and awards affecting executive officers, including our NEOs. The Committee also approves all equity compensation plans and awards. In performing its role, the Committee receives input from the CEO, select members of management, and its independent consultant.

Role of Management. The CEO, Chief Human Resources Officer, and General Counsel routinely provide information, advice, and recommendations to the Committee. Other members of management may be called upon to provide information to the Committee as well. The Committee regularly meets in executive session without members of management present, and members of management are not present for discussions regarding their specific compensation.

Role of the Independent Compensation Consultant. Pearl Meyer reports to and is directed by the Committee. Pearl Meyer routinely provides information, advice, and recommendations to the Committee on matters pertaining to executive and non-employee director compensation. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work provided by Pearl Meyer raised any conflict of interest and determined Pearl Meyer met the independence criteria. Pearl Meyer provides no services to HGV other than compensation consulting services.

Peer Group Comparisons. The Committee annually reviews and approves any peer group that will be used for executive compensation benchmarking in consultation with its independent compensation consultant and considers the benchmark data as one of many factors when making pay determinations. Pearl Meyer recommended and the Committee approved the following peer group (the “2019 peer group”), which Pearl Meyer used in making compensation recommendations for 2019. The Committee reviewed 2019 peer group data in setting compensation for 2019.

Wyndham Destinations, Inc.	Marriott Vacations Worldwide Corp.	Penn National Gaming, Inc.
Choice Hotels International, Inc.	SeaWorld Entertainment, Inc.	Cinemark Holdings, Inc.
Hyatt Hotels Corporation	Red Rock Resorts, Inc.	Eldorado Resorts, Inc.
The Howard Hughes Corporation	Six Flags Entertainment Corporation	ILG, Inc. (1)
Boyd Gaming Corporation	Extended Stay America, Inc.	Pinnacle Entertainment Co. (1)
Vail Resorts Inc.	Cedar Fair, LP

(1)

Since the approval of the 2019 peer group, two members of the peer group, ILG, Inc. and Pinnacle Entertainment Co., were acquired and, as a result, were removed from the 2019 peer group. Pearl Meyer did not find any suitable replacements for these two companies, and as a result, did not recommend any changes for the peer group to be used in 2020.

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Say on Pay Vote. Each year, HGV provides stockholders with a say-on-pay advisory vote on our executive compensation program. At the 2019 annual meeting of stockholders, approximately 98% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. Accordingly, the Committee determined that the say on pay vote did not necessitate substantive changes to our executive compensation program. To the extent there is any significant vote against the NEO compensation, the Committee will consider the impact of such vote on its future compensation policies and decisions.

2019 NEO Compensation Structure

The Committee approved the following compensation structure for our NEOs for 2019.

		Short-Term Incentive Opportunity			Long-Term Incentive Opportunity
Name	Base Salary	% Salary	$ Value	Target Total Cash	% Salary	$ Value	Target Total Direct
Mark D. Wang	$ 950,000	150%	$ 1,425,000	$ 2,375,000	400%	$ 3,800,000	$ 6,175,000
Daniel J. Mathewes	$ 425,000	125%	$ 531,250	$ 956,250	225%	$ 956,250	$ 1,912,500
Gordon S. Gurnik	$ 500,000	100%	$ 500,000	$ 1,000,000	200%	$ 1,000,000	$ 2,000,000
Sherri A. Silver	$ 424,360	200%	$ 848,720	$ 1,273,080	225%	$ 954,810	$ 2,227,890
Stan R. Soroka	$ 424,360	150%	$ 636,540	$ 1,060,900	200%	$ 848,720	$ 1,909,620

This compensation structure reflects the desired pay-for-performance orientation with an emphasis on long-term, equity-based incentive compensation opportunities tied to stockholder value creation, as evidenced by the following mix.

2019 CEO TARGET PAY MIX	2019 OTHER NEOS AGGREGATE TARGET PAY MIX

Base Salary

In 2019, the Committee reviewed and set the base salaries for our NEOs for 2019. Other than Ms. Silver’s and Mr. Soroka’s salaries, none of our NEOs received any increase in 2019. In the cases of Ms. Silver and Mr. Soroka, such increases were based on the Committee’s consideration of a number of factors, including the level of base salaries of executives serving in similar roles and with comparable responsibilities at companies in our peer group.

Name	2018 Base Salary	2019 Base Salary
Mark D. Wang	$950,000	$950,000
Daniel J. Mathewes	$425,000	$425,000
Gordon S. Gurnik	$500,000	$500,000
Sherri A. Silver	$386,250	$424,360
Stan R. Soroka	$412,000	$424,360

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Short-Term Incentive Compensation

Annual Cash Incentive Program. The Committee has approved an annual cash incentive program that rewards the participants for their contributions towards specific annual, short-term financial and operational goals that are tied to the overall HGV strategy. It is designed to motivate the participants to focus on strategic business results and initiatives and reward them for results and achievements with respect to their area of responsibility. Each participant’s annual cash incentive award opportunity generally is based on both corporate and individual performance objectives (as more fully described below) and is expressed as a percentage of his or her base salary in effect at the fiscal year-end. Threshold, target and maximum annual incentive opportunities for our NEOs are approved annually by the Committee based on peer group benchmark data and the scope and impact the participant has on HGV’s overall results. The annual incentive opportunities for our NEOs remained the same as for 2018 with the exception of Mr. Soroka, whose annual incentive target was increased from 100% to 150% to more closely align with the 2019 peer group.

The threshold, target and maximum payout levels for our NEOs as a percent of salary for the fiscal year ended December 31, 2019 are set forth in the table below.

Name	Threshold (50% of Target)	Target	Maximum (200% of Target)
Mark D. Wang	75%	150%	300%
Daniel J. Mathewes	62.5%	125%	250%
Gordon S. Gurnik	50%	100%	200%
Sherri A. Silver	50%	100%	200%
Stan R. Soroka	75%	150%	300%

Our annual cash incentive program is based on a combination of corporate and individual performance objectives, and the weighting of each objective is allocated to drive business results within each participant’s area of responsibility. Individual performance objectives are both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which they are responsible. The Committee selected as the corporate objectives for 2019 two quantitative measures: Economic Adjusted EBITDA because it is the primary measure that HGV uses internally to assess its financial performance and net owner growth, because it is crucial to HGV’s long-term growth strategy. Individual performance objectives are comprised of both (i) quantitative measures, such as applicable segment EBITDA, operating surplus or deficit, and cost savings, and (ii) qualitative factors, such as corporate strategic initiatives, talent management and strategic focus on HGV’s culture and talent acquisition The Committee selected the individual performance objectives for our NEOs based on their respective areas of responsibilities and key functions associated with their respective roles.

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Each NEO’s annual cash incentive components, weightings and key primary individual performance goals for the fiscal year ended December 31, 2019 are set forth below.

	Weighting as a % of Total Award Opportunity

Name	Economic Adjusted EBITDA(1)	Net Owner Growth(2)	Individual Performance Goals	Primary Individual Performance Goals
Mark D. Wang	70%	10%	20%	• Lead and support strategic alternatives • Strategic development of culture and talent

Daniel J. Mathewes	60%	10%	30%	• Lead and execute strategies to ensure strong financial outcomes (including G&A expenses) • Strategic development of culture and talent

Gordon S. Gurnik	60%	10%	30%	• Lead and support Sales and Marketing in Asia region • Support strong G&A expense outcome • Strategic development of culture and talent

Sherri A. Silver	60%	10%	30%	• Lead and support strategic marketing alternatives • Design and build out marketing team, services and organization • Strategic development of culture and talent

Stan R. Soroka	60%	10%	30%	• Lead and support resort operations and club segment • Strategic development of culture and talent

(1)

Economic Adjusted EBITDA is defined as Adjusted EBITDA, as further adjusted for net recognitions and deferrals of revenues and related direct expenses from the sales of VOIs under construction. Additional information and a reconciliation of Economic Adjusted EBITDA to financial measures derived in accordance with U.S. GAAP for the fiscal year ended December 31, 2019 is set forth at Appendix A to this Proxy Statement.

(2)	Net Owner Growth represents the year-over-year change in club membership.

Following the performance period, each corporate and individual performance objective of our annual cash incentive program is assessed and rated based on the level of achievement. Our actual annual cash incentive awards are calculated by (i) multiplying each participant’s base salary by his or her target award opportunity and (ii) adjusting such result by an achievement factor based on the combined achievement of the corporate objectives and the individual performance objectives. The Committee assesses the achievement of performance objectives and the achievement factor adjustment with respect to Mr. Wang and calculates and approves his incentive award. Mr. Wang and the HGV compensation department assess the achievement of individual performance objectives and the achievement factor for the other NEOs and calculate the incentive awards. The Committee reviews the information provided by Mr. Wang and the HGV compensation department and approves the appropriate annual cash incentive awards payable to our other NEOs.

The corporate objective component goals and actual performance results under the annual cash incentive program for the fiscal year ended December 31, 2019 are set forth in the table below. The performance results (both quantitative and qualitative) for specific individual objectives discussed above for our NEOs are not included in the table below as they are not material to an overall understanding of our annual cash incentive compensation program, and we do not believe disclosure of this information would be meaningful to our stockholders. With respect to certain performance results that are material in understanding our 2019 quarterly cash incentive program, please see below under “—Quarterly Cash Incentive Program.”

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	Economic Adjusted EBITDA(1)	Net Owner Growth(2)	Payout as a % of Target(3)
Threshold	$440.5	6.1%	50%
Target	$463.6	6.6%	100%
Maximum	$486.8	7.1%	200%
2019 Actual Performance	$453.1	5.5%
2019 Payout % of Target	77%	0%

(1)	Dollars in millions.
(2)	Measured by year over year increase in club members.
(3)	For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

The target annual cash incentive opportunity and the annual cash incentive award earned by our NEOs (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) and the achievement factor for the fiscal year ended December 31, 2019 are set forth in the table below.

Name	2019 Year-End Base Salary	Target Annual Cash Incentive Opportunity as a Percent of Base Salary	Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award(1)	2019 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$950,000	150%	$1,425,000	79%	$1,124,325
Daniel J. Mathewes	$425,000	125%	$ 531,250	100%	$ 533,375
Gordon S. Gurnik	$500,000	100%	$ 500,000	80%	$ 402,000
Sherri A. Silver	$424,360	100%	$ 424,360	94%	$ 397,625
Stan R. Soroka	$424,360	150%	$ 636,540	98%	$ 625,082

(1)	Percentages have been rounded.

Quarterly Cash Incentive Program. In addition to our annual cash incentive program, we offer a quarterly cash incentive program for certain sales and marketing team members. Ms. Silver is the only NEO who participated in the quarterly cash incentive program for the year ended December 31, 2019. In March 2019, the Committee approved the quarterly cash incentive opportunities and objectives for Ms. Silver. The quarterly cash incentive program provides a cash incentive award opportunity based on financial objectives and individual performance for each quarter. All financial and individual performance objectives under our 2019 quarterly cash incentive program for Ms. Silver were quantitative and measurable, as more fully described below. Awards are paid quarterly and subject to a true-up or recoupment against the participant’s annual cash bonus based on the final calculation of the aggregate quarterly cash incentive award. The quarterly cash incentive opportunity is expressed as a percentage of each eligible participant’s base salary with threshold, target and maximum payout levels approved by the Committee, based on recommendations by Mr. Wang. The threshold, target and maximum payout levels for Ms. Silver are set forth in the table below.

Name	Threshold	Target	Maximum
Sherri A. Silver	50%	100%	200%

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Quarterly objectives for future periods are expected to be set at the beginning of the year. Each objective and associated weighting for fiscal 2019 is set forth in the table below.

Name	Real Estate Sales and Financing Segment Economic Adjusted EBITDA(1)	Qualified Tours	Operational Net Marketing Cost Percentage	New Buyer Tours	Package Sales	Net Sales Volume
Sherri A. Silver	20%	20%	10%	15%	15%	20%

(1)

Economic Adjusted EBITDA for Real Estate Sales Financing Segment is defined as Adjusted EBITDA, as further adjusted for net recognitions and deferrals of revenues and related direct expenses from the sales of VOIs under construction on a segment basis. Additional information and a reconciliation of Economic Adjusted EBITDA to financial measures derived in accordance with U.S. GAAP for the Company’s Real Estate Sales and Financing Segment for the fiscal year ended December 31, 2019 is set forth at Appendix A to this Proxy Statement.

Business area objectives were entirely quantitative in nature, based on financial, operational and strategic objectives specific to the functions for which Ms. Silver is responsible. These objectives included sales and marketing contributions for the specific function. The performance range and actual performance results for 2019 for certain key objectives, including the Real Estate Sales and Financing Segment Economic Adjusted EBITDA are set forth in the table below. The specific performance results and levels for other objectives identified above for Ms. Silver are not included in the table below as they are not material to an overall understanding of our quarterly cash incentive compensation program, and we do not believe disclosure of this information would be meaningful to our stockholders.

	Real Estate Sales and Financing Segment Economic Adjusted EBITDA(1)	Payout as a % of Target(2)	Qualified Tours	Payout as a % of Target(2)	Package Sales	Payout as a % of Target(2)
Threshold	$394.0	50%	FY18+3%	50%	97% of target	50%
Target	$399.5	100%	FY18+6.5%	100%	100% of target	100%
Maximum	$405.0	200%	FY18+8%	200%	102% of target	200%
2019 Actual Performance and Payout	$369.8	0%	FY18+7.1%	137%	104% of target	200%

(1)	Dollars in millions. Reflects the aggregate quarterly Real Estate Sales and Financing Segment Economic Adjusted EBITDA goals.
(2)	For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

Following each quarterly performance period, the financial and individual performance objectives of our quarterly cash incentive program are assessed and rated based on the level of achievement. Our actual quarterly cash incentive awards are calculated by multiplying the participant’s base salary by his or her target award potential, and then multiplied by an achievement factor based on the combined achievement of the financial component and the individual performance objectives. The Committee reviews and approves the quarterly cash incentive awards paid to our NEOs who participate under the program.

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The aggregate quarterly target cash incentive opportunity and aggregate quarterly cash incentive award based on actual achievement (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) under the quarterly cash incentive program for the fiscal year ended December 31, 2019 are set forth in the table below.

Name	2019 Base Salary	Target Cash Incentive Opportunity as a Percent of Base Salary	Aggregate Target Cash Incentive Opportunity(1)	Aggregate Amount Earned as a Percent of Target Award(2)	2019 Aggregate Amount Earned under Quarterly Cash Incentive Program
Sherri A. Silver	$424,360	100%	$424,360	68%	$289,414

(1)	Amount represents the sum of the target incentive opportunity for each of the quarterly performance periods during 2019.
(2)	Percentages have been rounded.

Long-Term Incentive Compensation

Our long-term incentive compensation is awarded under our stockholder-approved Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”) and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in HGV through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, other equity-based awards, other cash-based awards and performance compensation awards. Each NEO’s target long-term incentive opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on HGV’s overall results. The long-term incentive target opportunity is set forth under “—2019 NEO Compensation Structure.”

In early 2017, our first year of operation as an independent company, the Committee approved an initial long-term incentive plan design with annual equity grants in the form of stock options (50% of grant value) and Service RSUs (50% of grant value), each vesting at the rate of 25% one year following the grant, 25% two years following the grant, and 50% three years after the grant, due to the uncertainties in selecting appropriate performance metrics immediately following the spin-off.

The Committee determined that a significant portion of our long-term incentive compensation for our CEO and Executive Vice Presidents should be in the form of Performance RSUs with appropriate performance metrics aligned with HGV’s long-term business goals and to further align the interests of our executives with the interests of our stockholders. Accordingly, for 2019, the Committee determined that 50% of the long-term incentive compensation awarded to our Chief Executive Officer would be in the form of Performance RSUs, along with 30% Service RSUs and 20% stock options, and that 40% of the long-term incentive compensation awarded to our Executive Vice Presidents would be in the form of Performance RSUs, along with 30% Service RSUs and 30% stock options.

In 2019, the Committee granted long-term incentive awards to our NEOs ranging from 200-400% of base salary based on the mix and weighting set forth in the chart below. The largest portion of the total equity award for our CEO and Executive Vice Presidents is in the form of Performance RSUs, where the number of RSUs that may be earned, if at all, is based on the Company’s financial performance and contract sales results at the end of a cumulative three-year performance period.

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Award Type	Weighting	Vesting	Value Tied To
Service RSUs	30% of total award	Vest over three years in equal annual installments	Stock price
Stock Options	20% of total award for CEO (30% for our EVPs)	Vest over three years in equal annual installments, with a 10-year expiration from the date of grant	Stock price appreciation
Performance RSUs	50% of total award for CEO (40% for our EVPs)	Vest at the end of a three-year period in an amount based on the level of performance achieved	70% of the Performance RSUs awarded based on Economic Adjusted EBITDA 30% of the Performance RSUs awarded based on contract sales

The Committee determined that Economic Adjusted EBITDA and contract sales are appropriate performance measures because they align senior management’s interests with stockholders and incentivize senior management to achieve the Company’s long-term strategic goals. We have not disclosed the specific targets for Economic Adjusted EBITDA and contract sales for the 2019 Performance RSUs as those internal targets are highly confidential. Disclosing the specific Economic Adjusted EBITDA and contract sales targets would provide competitors and third parties with insights into our internal planning processes which might allow our competitors to predict certain business strategies and cause us competitive harm if known in the marketplace. In general, the Committee sets Adjusted EBITDA and contract sales targets from year to year that it believes to be challenging but attainable in the absence of significant deterioration in macroeconomic or broader industry conditions. The performance period generally begins on January 1 of the fiscal year in which the Performance RSUs are granted and ends on December 31 of the third year thereafter. Following the three-year performance period, the Committee will determine the number, if any, of Performance RSUs earned based on the level of achievement of the performance measures shown below. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage will be adjusted on a linear basis.

Level of Achievement	Percentage of Award Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

Target vs. Realizable CEO Compensation

As illustrated above, a significant portion of our CEO’s compensation opportunity is “at risk” and tied to our corporate performance goals. Our pay-for-performance philosophy is further illustrated by comparing target total direct compensation to “realizable” compensation, after taking into account actual performance.

Demonstrating our compensation program’s strong tie to performance, our CEO’s 2018 realizable compensation was slightly below target, primarily as a result of his outstanding stock options being underwater and the value of his 2018 RSU grant having decreased as of December 31, 2018, and his 2019 realizable compensation was below target (and substantially lower than 2018 realizable compensation) due to our company’s 2019 financial performance being lower than anticipated.

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For the purposes of the table, target compensation includes base salary, target short-term annual incentive award, and the target grant date value (computed in accordance with FASB ASC Topic 718) of RSUs and stock option components of the long-term incentive awards granted in each of 2018 and 2019. Realizable compensation includes annual base salary earned and actual annual short-term incentive payouts for each of 2018 and 2019, and the value of RSUs and stock options granted in each of 2018 and 2019 as of December 31, 2019, based on our closing stock price on such date. The compensation reflected in the table does not include the target value or realizable value of PSUs, as these awards are settled based on our actual performance over the applicable three-year periods and none of such three-year periods has been completed with respect to any of the outstanding PSUs awards. Accordingly, none of the outstanding PSUs have been earned to date. The actual payout amounts related to such PSUs may be substantially higher or lower than target depending on our actual financial performance for the remainder of the measurement periods. This table and the total realizable pay reported in this table provide supplemental information regarding the compensation paid to our CEO in 2018 and 2019 and should not be viewed as a substitute for the Summary Compensation Table or any other compensation related information that is required to be discussed in this proxy statement.

Other Benefits and Perquisites

HGV provides a package of benefits to our NEOs that include customary benefits as well as limited perquisites. Executives are eligible for benefits that include group health, dental, disability and basic life insurance, our employee stock purchase plan, and opportunities to participate in HGV’s retirement savings plans, as described in more detail below under “Key Executive Compensation Policies—Retirement Savings Benefits.” Our NEOs are eligible to participate in these plans on the same basis as all other employees. In addition, HGV provides limited perquisites for our NEOs, including rooms, food and beverage and other on-site services for the NEOs and family members traveling with the NEO at all HGV branded properties; automobile allowances; and annual executive physical examinations beyond those covered by HGV’s general health care plans. HGV also provides a social club membership for the Chief Executive Officer. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote.

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Key Executive Compensation Policies

Stock Ownership Policy. We have adopted an executive stock ownership policy applicable to our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of March 9, 2017 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer—5 times base salary; and

•	NEOs and certain other executive officers—3 times base salary.

As of December 31, 2019, each of Mr. Wang, Mr. Gurnik and Mr. Soroka satisfied the executive stock ownership requirement. Our two other NEOs will have approximately three to four years to meet the stock ownership policy requirements applicable to him or her. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the executive or a family member, shares underlying vested options (based on the excess of the market price of the stock over the exercise price), time-vesting restricted stock and restricted stock unit awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, executives must retain 50% of HGV shares (i) acquired after the net settlement of an equity award for withholding taxes and/or payment of an exercise price, (ii) acquired in open market purchases, and (iii) acquired in connection with the spin-off or already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Declines in the stock price will not affect compliance with the stock ownership policy as long as executives continue to hold the number of shares held at the time compliance was initially achieved.

Clawback Policy. We have adopted a clawback policy for our incentive compensation. The Board determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of HGV or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

Equity Award Granting Policy. The annual grant of stock-based awards to our NEOs is made on the date of the first regularly scheduled Board or Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is determined based on the fair market value of a share of common stock on the grant date. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Risk Considerations. The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	balances fixed versus at-risk compensation;

•	balances short-term cash and long-term equity incentive compensation;

•

provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including HGV’s stock price, HGV’s overall financial performance and the achievement of specific business area goals;

•	caps the executives’ incentive compensation opportunities;

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•	provides the Committee with discretion to reduce the annual incentive amount awarded;

•	requires stock ownership levels;

•	provides for a clawback of the executive’s compensation in specified circumstances; and

•	prohibits pledging and hedging of Company stock.

Retirement Savings Benefits. HGV maintains a tax-qualified 401(k) plan, under which HGV matches 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on the next 2% of eligible compensation. In addition to the 401(k) plan, HGV also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (“EDCP”) (as described in the narrative following the “Non-Qualified Deferred Compensation Plan” table). Those eligible to participate in the EDCP may elect to defer up to 80% of their annual salary and up to 100% of their bonus. HGV currently provides no contribution or match to the EDCP.

Tax Implications of Executive Compensation. Section 162(m) of the Internal Revenue Code generally limits HGV’s federal income tax deduction for any compensation in excess of $1,000,000 paid to certain executive officers (generally, HGV’s chief executive officer and other named executive officers excluding HGV’s chief financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. While the Committee has historically reviewed and considered the tax deductibility of executive compensation, the Committee has always maintained the flexibility to award compensation that may not be tax-deductible. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act (the “TCJA”) to eliminate the exemption for performance-based compensation and to expand the group of current and former executive officers who may be covered by the deduction limit, subject to a transition rule for compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, that is not materially modified after that date, and which compensation otherwise would have been deductible under Section 162(m) prior to the amendments made by the TCJA. To the extent the transition rule does not apply, the deduction limit will apply and the compensation may not be deductible.

We expect that equity awards granted and other compensation provided under arrangements entered into or materially modified after November 2, 2017 generally will not be tax-deductible to the extent they result in compensation to certain executive officers that exceeds $1,000,000 in any one year for any such officer. When designing the compensation structure, the Committee believes that it needs to consider all relevant factors that attract, retain and reward talent. Therefore, the Committee will continue to maintain the flexibility to award compensation that may not be tax-deductible.

2020 EXECUTIVE COMPENSATION HIGHLIGHTS

As noted in “Compensation Practices and Policies—Say on Pay Vote” above, at the 2019 annual meeting of stockholders, our say-on-pay proposal received the support of approximately 98% of the votes cast. The Board and the Committee considered this vote as demonstrating strong support for our executive compensation program as currently designed. Consequently, for 2020, the Committee has decided to maintain the overall substantive structure of our executive compensation program as described in this “Compensation Discussion and Analysis” section other than as follows: (a) the elimination of the quarterly incentive cash compensation plan with respect to our executive officers (including any NEO); and (b) the reduction of the weight of individual performance goals from 30% (or 20% in the case of our CEO) to 10% in determining payouts pursuant to our annual cash incentive program. In addition, the Committee approved a base salary increase of 3% for our executive officers, consistent with market practice.

AGREEMENTS WITH EXECUTIVE OFFICERS

We have entered into agreements with certain of our NEOs, as set forth below.

Mark D. Wang. On April 17, 2017, we entered into an employment letter agreement (the “Agreement”) with Mr. Wang. Pursuant to the Agreement, Mr. Wang will continue to serve as HGV’s President and Chief Executive

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Officer and as an officer and/or director of one or more of our subsidiaries or other affiliates as directed by the Board. Either HGV or Mr. Wang may terminate the employment arrangement at any time, for any reason or no reason, with or without cause, subject to a severance agreement described below. Pursuant to the Agreement, Mr. Wang will be paid an annual base salary of $900,000, subject to upward adjustment from time to time as determined by the Committee. Mr. Wang is eligible to earn annual bonus awards under our annual cash incentive program (the “Bonus Plan”) based upon the achievement of performance targets established by the Committee and at a level commensurate with his position. Mr. Wang is also eligible to participate in any Company long-term incentive plan or program, with any such awards being granted under the Incentive Plan or a successor plan, as well as the EDCP. HGV will also provide Mr. Wang with benefits generally available to its other employees, including health and welfare benefit and retirement plans.

Mr. Wang is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Wang is eligible to receive a severance payment amount equal to 2.5 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination. In addition, upon a qualifying termination, Mr. Wang will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

Mr. Wang currently serves as a member of the Board, and it is expected he will continue to be nominated to serve as a director, subject to the fiduciary duties of the Board and the Nominating and Corporate Governance Committee of the Board, and compliance with applicable governance charters, guidelines, processes and procedures. Additionally, Mr. Wang may join up to two non-competing public and/or private corporation boards of directors, subject to prior notice and approval by the Board.

Daniel J. Mathewes. Mr. Mathewes entered into an offer letter dated November 23, 2018 in connection with his employment as our Executive Vice President and Chief Financial Officer. Pursuant to his offer letter, Mr. Mathewes is eligible to receive an initial annual base salary of $425,000. Mr. Mathewes is eligible to earn a 2019 target short-term incentive award equal to 125% of his annual base salary and a 2019 target long-term equity incentive award equal to 225% of his annual base salary, based on performance goals and metrics determined by the Committee for the executive officers for 2019. For years subsequent to those discussed above, Mr. Mathewes is eligible to receive annual short-term cash incentive and long-term equity incentive awards at levels commensurate with an executive officer of his position.

In addition, Mr. Mathewes received (i) a signing bonus of $200,000 in cash, payable within 90 days of his start date, subject to recoupment of the estimated after-tax value upon a voluntary resignation or termination for cause prior to April 1, 2020, and (ii) a one-time sign-on equity grant in the form of restricted stock units with a grant date value of $400,000 as of his start date, which will vest in three equal annual installments commencing on the first anniversary of his start date, subject to his continued employment with the Company through the applicable vesting date.

Mr. Mathewes is eligible to participate in the Company’s 401(k) plan, health plans and other benefit plans, and the Company’s Executive Deferred Compensation Plan, all in accordance with the Company’s customary terms and policies and consistent with all other executive officers. Mr. Mathewes is also entitled to relocation assistance, including reimbursement for temporary housing, moving and other relocation expenses, consistent with the Company’s relocation policy.

Mr. Mathewes is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Mathewes is eligible to receive a severance payment amount equal to 2.0 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination. In addition, upon a qualifying termination, Mr. Mathewes will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

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Gordon S. Gurnik. Mr. Gurnik entered into an offer letter dated November 16, 2018 in connection with his employment as our Executive Vice President and Chief Operating Officer. Pursuant to his offer letter, Mr. Gurnik is eligible to receive an annual base salary of $500,000 and to earn a 2018 short-term cash incentive equal to 100% of his annual base salary. Mr. Gurnik is eligible to receive an aggregate target long-term equity incentive award for fiscal 2019 equal to 200% of his annual base salary, consistent with the mix of long-term equity awards for all of the Company’s executive officers (other than Mr. Wang). For years subsequent to those discussed above, Mr. Gurnik is eligible to receive annual short-term cash incentive and long-term equity incentive awards at levels commensurate with an executive officer of his position. Mr. Gurnik received a one-time sign-on equity grant in the form of restricted stock units with a grant date value of $1,500,000 as of his start date, which will vest in three equal annual installments commencing on the first anniversary of his start date, subject to his continued employment with the Company through the applicable vesting date.

Mr. Gurnik is eligible to participate in the Company’s 401(k) plan, health plans and other benefit plans, and the Company’s Executive Deferred Compensation Plan, all in accordance with the Company’s customary terms and policies and consistent with all other executive officers. Mr. Gurnik is also entitled to relocation assistance, including reimbursement for temporary housing, moving and other relocation expenses, consistent with the Company’s relocation policy.

Mr. Gurnik is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Gurnik is eligible to receive a severance payment amount equal to 2.0 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination. In addition, upon a qualifying termination, Mr. Gurnik will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

Sherri A. Silver. Ms. Silver entered into an offer letter dated July 26, 2017 in connection with her employment as our Chief Marketing Officer. Pursuant to her offer letter, Ms. Silver is eligible to receive an annual starting base salary of $375,000, subject to annual review, and to earn a 2017 incentive bonus equal to 200% of her annual base salary. Ms. Silver is eligible to receive annual short-term cash incentive and long-term equity incentive awards at levels commensurate with an executive officer of her position. Ms. Silver received a one-time sign-on equity grant in the form of restricted stock units with a grant date value of $175,000 as of her start date, which will vest in three equal annual installments commencing on the first anniversary of her start date, subject to her continued employment with the Company through the applicable vesting date.

Ms. Silver is eligible to participate in the Company’s 401(k) plan, health plans and other benefit plans, and the Company’s Executive Deferred Compensation Plan, all in accordance with the Company’s customary terms and policies and consistent with all other executive officers. Ms. Silver is also entitled to an automobile allowance, relocation assistance, including reimbursement for temporary housing, moving and other relocation expenses, consistent with the Company’s relocation policy.

Ms. Silver is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Ms. Silver is eligible to receive a severance payment amount equal to 2.0 times the sum of her annual base salary and annual target bonus at the time of a qualifying termination. In addition, upon a qualifying termination, Ms. Silver will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

Severance Agreements. The Committee believes that carefully structured severance agreements are necessary to attract and retain talent, and that severance agreements allow executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, we have entered into a severance agreement (each, a “Severance Agreement”) with

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each of Messrs. Wang, Mathewes, Gurnik and Soroka and Ms. Silver (each an “Executive” and collectively the “Executives”). Under the terms of each Severance Agreement, if the Executive is terminated by the Company without “cause,” or if the Executive terminates his or her employment for “good reason” (each, a “qualifying termination”) (including, but not limited to, a qualifying termination within 24 months after a change in control), then, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. In the case of Mr. Wang, his Severance Agreement includes certain additional bases of “good reason,” including, without limitation, Mr. Wang not being the most senior executive officer of HGV, the failure to nominate him to the Board or his removal from the Board. In addition, prior to any termination by HGV for “cause,” Mr. Wang is entitled to receive prior written notice and an opportunity to discuss the basis of such finding by the Board prior to its vote to terminate him for “cause,” as well as a cure period for certain types of “cause.” Severance payments are conditioned upon the Executive’s execution and non-revocation of a release of claims against HGV, continued compliance with certain restrictive covenants for a period of 24 months following termination, and compliance with indefinite covenants covering confidentiality and non-disparagement.

Under the terms of the Severance Agreements, upon a qualifying termination, the Executives will be eligible to receive a severance payment amount (the “severance amount”) equal to the sum of (a) 2.5 times his annual base salary and his target bonus, in the case of Mr. Wang, and (b) 2.0 times his or her annual base salary and his or her target bonus, in the case of the other Executives. Severance payments will be paid in periodic installments over 24 months, subject to certain limitations, including partial payment of the severance amount in a lump sum equal to the excess of the severance amount over a “separation pay limit” (2.0 times the lesser of the Executive’s annualized compensation for the year prior to termination and the maximum compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which termination occurs). In addition, upon a qualifying termination, each Executive will be entitled to receive certain accrued and earned, but unpaid, remuneration due to the Executive through the termination date, including, without limitation, accrued salary, earned bonus, and reimbursable expenses. Each Executive is also entitled to certain continued health and welfare benefits following a qualifying termination. Upon a qualifying termination and a change in control has occurred, then the severance amount shall be paid within 60 days following the termination date.

The Executives will also be entitled to the same level of severance as described above upon a qualifying termination in connection with a change in control, except that severance may be reduced if doing so would result in the Executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Code Section 4999.

Each Executive’s rights with respect to any equity awards granted to him or her under the Incentive Plan, including, without limitation, any accelerated vesting or similar benefits, will be determined in accordance with the Incentive Plan and applicable award agreements. However, in the case of Mr. Wang, in the event of a termination of his employment due to a qualifying termination and a change in control has not occurred, (i) any portion of any equity awards granted to Mr. Wang under the Incentive Plan that would have vested within 24 months from the termination date of a qualifying termination, in accordance with the original terms of the existing equity award agreements, will accelerate and vest immediately as of such termination date; (ii) with respect to any portion of the equity awards granted to Mr. Wang under the Incentive Plan that are stock options and that have vested in accordance with their original terms or in accordance with the terms of clause (i), Mr. Wang shall be entitled to exercise any vested stock options for a period ending on the earlier of (A) the expiration of the original term of such applicable stock option or (B) 24 months from such termination date; and (iii) any restricted stock units or other similar equity awards granted to Mr. Wang under the Incentive Plan that have vested in accordance with the terms of clause (i) shall be paid within 70 days following such termination date to the extent required by Code Section 409A. The foregoing provision applicable to Mr. Wang will deem to amend any existing equity award agreements applicable to him and will also be reflected in any future equity award agreements that HGV enters into with Mr. Wang.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5)(6) ($)	Total ($)
Mark D. Wang President and Chief Executive Officer	2019	$950,000	—	$3,039,950	$759,989	$1,124,325	—	$31,141	$5,905,405
	2018	$1,033,076	—	$3,039,964	$724,787	$2,308,500	—	$36,032	$7,142,359
	2017	$1,003,037	—	$1,799,993	$1,652,441	$1,827,900	—	$24,066	$6,307,437
Daniel J. Mathewes Executive Vice President and Chief Financial Officer	2019	$425,000	—	$669,332	$286,873	$533,375	—	$360,415	$2,274,995
	2018	$37,596	$200,000	$400,000	—	—	—	$7,317	$644,913

Gordon S. Gurnik Executive Vice President and Chief Operating Officer	2019	$500,000	—	$699,953	$299,999	$402,000	—	$248,102	$2,150,054
	2018	$38,462	—	$1,500,000	—	$500,000	—	$7,400	$2,045,862

Sherri A. Silver Executive Vice President and Chief Marketing Officer	2019	$424,213	—	$668,333	$286,431	$687,039	—	$27,411	$2,093,427
	2018	$386,250	—	$540,745	$221,011	$1,190,036	—	$249,306	$2,587,348

Stan R. Soroka Executive Vice President and Chief Customer Officer	2019	$424,313	—	$594,062	$254,612	$625,082	—	$26,169	$1,924,238
	2018	$412,000	—	$626,733	$235,742	$684,744	—	$21,000	$1,980,219
	2017	$445,880	$125,000	$399,992	$367,210	$476,400	—	$20,800	$1,835,282

(1)

Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under HGV’s employee benefit plans. Amounts include payments made in lieu of accrued vacation of $103,846 in 2017 and $83,076 in 2018 for Mr. Wang.

(2)

Amounts in this column reflect the payment in 2018 of a sign-on bonus to Mr. Mathewes pursuant to the terms of his offer letter, as described under “—Agreements with Executives.” Amounts in this column also reflect the payment in 2017 of a spin-off completion bonus for Mr. Soroka.

(3)

Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 18 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the awards would have been: Mr. Wang – $3,800,000 (2018) and $3,800,000 (2019); Mr. Mathewes – $765,000 (2019); Mr. Gurnik – $800,000 (2019); Ms. Silver – $618,000 (2018) and $763,848 (2019); and Mr. Soroka – $659,114 (2018) and $678,976 (2019).

(4)	Includes actual amounts paid under HGV’s annual cash incentive plan and, as to Ms. Silver, also includes actual amounts paid under HGV’s quarterly cash incentive plan.
(5)

All Other Compensation for 2019 is set forth in the table below. Mr. Wang’s All Other Compensation amount for 2017 was increased by $795 from the amount reported in the Company’s 2018 proxy statement to reflect compensation paid in 2018 to offset the impact of income taxes related to HGV’s reimbursement of his 2017 social club membership fees. Mr. Wang’s All Other Compensation amount for 2018 was increased by $666 from the amount reported in the Company’s 2019 proxy statement to reflect compensation paid in 2019 to offset the impact of income taxes related to HGV’s reimbursement of his 2018 social club membership fees. The value of perquisites and other personal benefits reflects the aggregate incremental cost to the Company of providing the benefit.

(6)	All Other Compensation amount for 2018 was increased by $3,499 for Ms. Silver from the amount reported in the Company’s 2019 proxy statement to reflect 401k company match.

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All Other Compensation for 2019

Name(1)	401(k) Match Contribution ($)	Recurring Perquisites and Other Benefits ($)(2)	One-Time Relocation Benefits ($)(3)	Tax Gross- Ups ($)(4)	Total ($)
Mark D. Wang	$11,200	$17,943	—	$1,998	$31,141
Daniel J. Mathewes	$10,952	$19,226	$286,873	$43,364	$360,415
Gordon S. Gurnik	$11,200	$20,292	$172,461	$44,149	$248,102
Sherri A. Silver	$11,200	$16,211	—	—	$27,411
Stan R. Soroka	$11,200	$14,969	—	—	$26,169

(1)	None of the all other compensation included in the table above is grossed up for tax purposes unless so indicated in the table.
(2)

Includes (i) for each NEO, an automobile expense allowance of $10,000: (ii) for Mr. Mathewes and Ms. Silver, lodging and vacation benefits (which includes rooms, food and beverage and other on-site services for the executive officer and family members traveling with the executive officer at all HGV branded properties, which benefit is fully-taxable to the NEO) of $5,211 and $1,350, respectively; (iii) for Mr. Wang, reimbursement of social club membership fees of $7,943; (iv) for Mr. Gurnik, reimbursement of COBRA expenses of $6,003; and (v) for Messrs. Mathewes, Gurnik, and Soroka and Ms. Silver, the cost of an executive physical of $4,015, $4,290, $4,969 and $4,861, respectively. The cost of the vacation benefit is determined by using the fair market value of the services.

(3)

Includes for Messrs. Mathewes and Gurnik, reimbursement of relocation expenses of $286,873 and $172,461 respectively. HGV provides assistance with relocation expenses for officer hires including temporary living, home sale assistance and the shipping of household goods. Relocation expenses are grossed up at the supplemental tax rate in the year the expenses were incurred.

(4)

Includes (i) for Messrs. Mathewes and Gurnik, a tax gross-up related to the reimbursement of relocation expenses; and (ii) for Mr. Wang, a tax gross-up related to the reimbursement of his social club expenses.

2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2019.1

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number or Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Wang	Annual Cash Incentive	—	$71,250	$1,425,000	$2,850,000	—	—	—	—	—	—	—
	Service RSUs	3/5/2019	—	—	—	—	—	—	34,213	—	—	$1,139,977
	Stock Options	3/5/2019	—	—	—	—	—	—	—	61,838	$33.32	$759,989
	Performance RSUs	3/5/2019	—	—	—	28,511	57,022	114,044	—	—	—	$1,899,973
Daniel J. Mathewes	Annual Cash Incentive	—	$26,563	$531,250	$1,062,500	—	—	—	—	—	—	—
	Service RSUs	3/5/2019	—	—	—	—	—	—	8,609	—	—	$286,852
	Stock Options	3/5/2019	—	—	—	—	—	—	—	23,342	$33.32	$286,873
	Performance RSUs	3/5/2019	—	—	—	5,740	11,479	22,958	—	—	—	$382,481
Gordon S. Gurnik	Annual Cash Incentive	—	$25,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	Service RSUs	3/5/2019	—	—	—	—	—	—	9,003	—	—	$299,980
	Stock Options	3/5/2019	—	—	—	—	—	—	—	24,410	$33.32	$299,999
	Performance RSUs	3/5/2019	—	—	—	6,002	12,004	24,008	—	—	—	$399,973
Sherri A. Silver	Annual Cash Incentive	—	$21,218	$424,360	$848,720	—	—	—	—	—	—	—
	Quarterly Cash Incentive	—	$21,218	$424,360	$848,720	—	—	—	—	—	—	—
	Service RSUs	3/5/2019	—	—	—	—	—	—	8,596	—	—	$286,419
	Stock Options	3/5/2019	—	—	—	—	—	—	—	23,306	$33.32	$286,431
	Performance RSUs	3/5/2019	—	—	—	5,731	11,462	22,924	—	—	—	$381,914
Stan R. Soroka	Annual Cash Incentive		$31,827	$636,540	$1,273,080	—	—	—	—	—	—	—
	Service RSUs	3/5/2019	—	—	—	—	—	—	7,641	—	—	$254,598
	Stock Options	3/5/2019	—	—	—	—	—	—	—	20,717	$33.32	$254,612
	Performance RSUs	3/5/2019	—	—	—	5,094	10,188	20,376	—	—	—	$339,464

(1)

Reflects the possible payouts of cash incentive compensation under our Annual Incentive Program and our Quarterly Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the Economic Adjusted EBITDA or net owner growth components of the annual cash

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incentive program, there is no payout under the Economic Adjusted EBITDA, cost savings, new owner transactions or net sales volume component of the quarterly cash incentive program, and that the NEO only earns the minimum payout for the individual performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Mathewes did not participate in any of our short-term incentive programs in 2018.
(2)

As described in further detail under “Compensation Discussion and Analysis—2019 Executive Compensation Design and Decisions—Long-Term Incentive Compensation,” the Performance RSUs granted in 2019 have a three-year performance period ending December 31, 2021 and vest, as to 70% of the awards, based on Economic Adjusted EBITDA and, as to 30% of the awards, based on contract sales. Threshold assumes that 50% of the total Performance RSUs awarded vest, and maximum assumes that 200% of the total Performance RSUs awarded vest.

(3)	Unless otherwise specified, Service RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)

Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 18 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The stock options have a weighted average exercise price per share equal to $12.29, computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 18 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The stock options have an exercise price per share equal to the closing price of HGV’s common stock as reported on the NYSE on the date of grant. Of the Performance RSUs granted in 2019, 70% vest according to Economic Adjusted EBITDA goals and 30% vest according to contract sales goals. The grant date fair value of the Performance RSUs was computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END (1)

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2019. The share numbers presented below reflect the conversion, in connection with the spin-off, of certain awards made by Hilton Worldwide prior to the spin-off. On January 3, 2017, holders of Hilton Worldwide awards received an adjusted award based on HGV shares. The adjustments were designed to generally preserve the intrinsic value of each Hilton Worldwide award prior to the spin-off. See footnote (1) to this table for a description of the treatment of Hilton Worldwide equity-based awards in connection with the spin-off.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (2)(3) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4)(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(6)(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)(7) ($)
Mark D. Wang	2/19/14	49,850	—	$20.52	2/19/24	—	—	—	—
	2/10/15	46,388	—	$26.17	2/10/25	—	—	—	—
	2/18/16	73,286	—	$18.69	2/18/26	—	—	—	—
	3/9/17	95,406	95,407	$28.30	3/9/27	31,802	$1,093,671	—	—
	3/7/18	16,301	32,605	$46.62	3/7/28	16,303	$560,660	—	—
	5/10/18	—	—	—	—	—	—	47,654	$1,638,821
	3/5/19	—	61,838	$33.32	3/5/29	34,213	$1,176,585	57,022	$1,960,987
Daniel J. Mathewes(7)	11/28/18	—	—	—	—	8,264	$284,199	—	—
	3/5/19	—	23,342	$33.32	3/5/29	8,609	$296,064	11,479	$394,763
Gordon S. Gurnik(7)	12/3/18	—	—	—	—	30,685	$1,055,257	—	—
	3/5/19	—	24,410	$33.32	3/5/29	9,003	$309,613	12,004	$412,818
Sherri A. Silver(7)	8/14/17	—	—	—	—	1,667	$57,328	—	—
	3/7/18	4,970	9,943	$46.62	3/7/28	3,315	$114,003	6,628	$227,937
	3/5/19	—	23,306	$33.32	3/5/29	8,596	$295,616	11,462	$394,178
Stan R. Soroka	2/10/15	7,189	—	$26.17	2/10/25	—	—	—	—
	2/18/16	11,359	—	$18.69	2/18/26	—	—	—	—
	3/9/17	21,201	21,202	$28.30	3/9/27	7,068	$243,069	—	—
	3/7/18	5,302	10,605	$46.62	3/7/28	3,535	$121,569	7,069	$243,103
	5/10/18	—	—	—	—	837	$28,784	—	—
	3/5/19	—	20,717	$33.32	3/5/29	7,641	$262,774	10,188	$350,365

(1)

Equity-based awards granted prior to December 31, 2016 are presented on an as-converted basis to reflect those awards in terms of shares of HGV common stock instead of Hilton Worldwide common stock. Hilton Worldwide awards held by HGV employees as of January 3, 2017 were converted into awards that will settle in shares of HGV common stock and adjusted in a manner intended to preserve the intrinsic value of the award immediately following the spin-off. Each outstanding option to purchase shares of Hilton Worldwide common stock, whether vested or unvested, was converted into an option to

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purchase shares of HGV common stock, on the same general terms and conditions as the Hilton Worldwide stock option. Outstanding RSUs that would have settled in shares of Hilton Worldwide common stock and that were subject to service-based vesting were converted into service-based RSUs (“Service RSUs”) that will settle in HGV common stock on the same general terms and conditions as the Hilton Worldwide RSUs. Outstanding performance-vesting RSUs and restricted stock awards (collectively, “PSAs”) that would have settled in shares of Hilton common stock that were granted in 2015 and 2016 have been converted into Service RSUs or service-based restricted stock that will settle in shares of HGV common stock (the “Converted PSAs”). Subject to each such holder’s continued employment through the applicable vesting date, the Converted PSAs will vest on the date that the performance period applicable to the Converted PSAs prior to their conversion would have otherwise ended and will settle in shares of HGV common stock. The service-vesting requirements in effect for each equity-based award remained unchanged, and HGV employees were given credit for service with Hilton Worldwide prior to the spin-off and continued service with HGV after the spin-off.
(2)

Stock options (other than stock options granted in 2017) vest in three equal annual installments beginning on the first anniversary of the grant date. Stock options granted in 2017 vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.

(3)	For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Termination or Change in Control.”
(4)

Hilton’s 2016 long-term incentive program consisted of grants of stock options, time-vesting RSUs and performance share awards (“PSAs”). PSAs were in the form of RSUs for all HGV employees, other than Mr. Wang, who received PSAs in the form of restricted stock. All time-vesting RSUs and PSAs granted to our NEOs by Hilton Worldwide in 2016 were fully vested as of December 31, 2019. Unless otherwise specified, the 2017 Service RSUs vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary. The 2018 Service RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(5)	Amounts reported are based on the closing price of HGV’s common stock on the NYSE on December 31, 2019 ($34.39).
(6)

Performance RSUs vest according to Economic Adjusted EBITDA and contract sales at the end of a three-year performance period. In the table above, the number and market value of Performance RSUs reported reflect target performance based on the Company’s performance as of December 31, 2019. The actual number of Performance RSUs that will be earned is not yet determinable.

(7)

The May 10, 2018 grant date includes a special equity grant of Service ‘RSUs with an aggregate grant date value of $50,000 for Mr. Soroka. The August 14, 2017 grant date includes a sign-on equity grant of Service RSUs with an aggregate grant date value of $175,000 for Ms. Silver to induce her to accept an offer of employment with HGV. The November 28, 2018 grant date includes a sign-on equity grant of Service RSUs with an aggregate grant date value of $400,000 for Mr. Mathewes pursuant to his offer letter. The December 3, 2018 grant date includes a sign-on equity grant of Service RSUs with an aggregate grant date value of $1,500,000 for Mr. Gurnik pursuant to his offer letter. Each of the foregoing awards of Service RSUs vest in three equal annual installments commencing on the first anniversary of the grant date, subject to his continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.

2019 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding awards that were exercised or that vested during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Mark D. Wang	—	—	24,051	$773,293
Daniel J. Mathewes	—	—	4,131	$143,635
Gordon S. Gurnik	—	—	15,341	$520,367
Sherri A. Silver	—	—	3,323	$95,717
Stan R. Soroka	—	—	5,717	$182,276

(1)	Includes shares received from the vesting of Service RSUs.
(2)	The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of HGV common’s stock on the NYSE on the vesting date.

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2019 NONQUALIFIED DEFERRED COMPENSATION

We offer to our executives, including all of the NEOs, the opportunity to participate in the EDCP.

The table below provides information as of December 31, 2019 for those NEOs who participate in the EDCP.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Mark D. Wang	$95,000	—	$440,981	—	$2,453,931
Daniel J. Mathewes	—	—	—	—	—
Gordon S. Gurnik	—	—	—	—	—
Sherri A. Silver	—	—	—	—	—
Stan R. Soroka	$239,660	—	$37,173	—	$276,834

(1)	The amount in this column is included in the “Salary” column for 2019 in the Summary Compensation Table.
(2)

Amounts in this column are not reported as compensation for fiscal year 2019 in the Summary Compensation Table since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under HGV’s 401(k) plan. Of the available investment options, the one-year rate of return during 2019 ranged from 3.98% to 45.06%.

(3)	Of the total in this column listed for Mr. Wang, $379,837 was previously reported for 2017-2019 in the Summary Compensation Table.

Deferral elections are made by eligible employees in the calendar year preceding the year compensation is earned. Contributions to the EDCP consist solely of participants’ elective deferral contributions with no required matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

NEOs may elect at the time they make their deferral elections to receive in-service distributions at a specified future date. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he or she otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, five years in the case of other terminations and five years for in-service distributions. In the event of a change in control, 100% of the value of the  eligible employee’s deferred compensation account will be distributed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

GENERAL

The following table describes the potential payments and benefits that would have been payable to our NEOs under our existing plans and agreements, assuming (1) a termination of employment and/or (2) a change in control occurred, in each case, on December 31, 2019. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the 2019 Nonqualified Deferred Compensation table above.

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Because the disclosures in the following table assume the occurrence of a termination of employment or a change in control as of a particular date and under a particular set of circumstances (and therefore make a number of important assumptions), the actual amount to be paid to each of our NEOs upon such termination or change in control may vary significantly from the amounts included in the table. Factors that could affect these amounts include the timing during the year of any such event, whether the acquiror in a change in control transaction assumes or issues substitute awards to replace outstanding equity awards, the continued availability of benefit policies at similar prices, and the type of, and the circumstances surrounding, any termination event that may occur. Please refer to the footnotes following the below table for certain of these important assumptions and factors. In addition, the receipt of severance payments and other benefits by our NEOs are subject to certain conditions, including compliance with non-compete and other provisions, time period over which such payments and benefits are to be received, and other conditions and limitations, as more fully described in the footnotes. See also “Severance Agreements” for additional discussion of any such conditions and limitations and “—Equity Awards” below.

Name	Qualifying Termination Without CIC(1) ($)	Qualifying Termination Following CIC(1) ($)	CIC Without Qualifying Termination(2) ($)	Death or Disability(3) ($)	Retirement(3) ($)
Mark D. Wang
Cash Severance (1)(2)(3)	$5,937,500	$5,937,500	—	—	—

Equity Awards (4)	$6,663,645	$7,077,919	$7,077,919	$5,221,033	$7.077,919

Continuation of Health and Welfare Benefits (5)	$19,059	$19,059	—	—	—

Life Insurance Benefits (6)	$2,850	$2,850	—	—	—

Total Value of Benefits	$12,623,054	$13,037,328	$7,077,919	$5,221,033	$7,077,919
Daniel J. Mathewes
Cash Severance (1)(2)(3)	$1,912,500	$1,912,500	—	—	—

Equity Awards (4)	—	$1,000,001	$1,000,001	$736,466	—

Continuation of Health and Welfare Benefits (5)	$25,819	$25,819	—	—	—

Life Insurance Benefits (6)	$485	$485	—	—	—

Total Value of Benefits	$1,938,804	$2,938,805	$1,000,001	$736,466	—
Gordon S. Gurnik
Cash Severance (1)(2)(3)	$2,000,000	$2,000,000	—	—	—

Equity Awards (4)	—	$1,803,807	$1,803,807	$1,528,218	—

Continuation of Health and Welfare Benefits (5)	$25,819	$25,819	—	—	—

Life Insurance Benefits (6)	$570	$570	—	—	—

Total Value of Benefits	$2,026,389	$3,830,196	$1,803,807	$1,528,218	—
Sherri A. Silver
Cash Severance (1)(2)	$2,546,160	$2,546,160	—	—	—

Equity Awards (4)	—	$1,114,000	$1,114,000	$774,667	—

Continuation of Health and Welfare Benefits (5)	$25,819	$25,819	—	—	—

Life Insurance Benefits (6)	$441	$441	—	—	—

Total Value of Benefits	$2,572,420	$3,686,420	$1,114,000	$774,667	—
Stan R. Soroka
Cash Severance (1)(2)(3)	$2,121,800	$2,121,800	—	—	—

Equity Awards (4)	—	$1,400,951	$1,400,951	$1,085,798	$1,400,951

Continuation of Health and Welfare Benefits (5)	$25,819	$25,819	—	—	—

Life Insurance Benefits (6)	$1,014	$1,014	—	—	—

Total Value of Benefits	$2,148,633	$3,549,584	$1,400,951	$1,085,798	$1,400,951

(1)

Under the applicable Severance Agreements for our NEOs, a “qualifying termination” means a termination of employment either by HGV without “cause” or by the executive for “good reason,” each as defined in the applicable Severance Agreement. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control (“change in control” or “CIC”). Under the applicable Severance Agreement, in the event of a qualifying termination (either without a change in control or within 24 months of a change in control), each NEO would have been entitled to receive a cash severance amount equal to 2.5 times (in the case of Mr. Wang) or 2.0 times (in the case of the other NEOs) the sum of the executive’s annual base salary at the rate in effect at the time of such termination and annual target cash incentive award under the short-term incentive plan for the year in which such termination occurs. As to Ms. Silver, the aggregate cash severance amount also includes 2.0 times the aggregate target quarterly incentive award for an entire year in which the termination occurs under our quarterly cash incentive plan. Ms. Silver is the only NEOs who

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participate in our quarterly cash incentive plan The NEO also would be entitled to a pro rata bonus for the year in which his or her qualifying termination occurred (including under the quarterly bonus program, as it relates to Ms. Silver). In addition, each NEO is entitled to receive certain accrued amounts (which are not considered severance payments and include, among other things, accrued but unpaid salary, cash payment for accrued but unused vacation, unreimbursed expenses, and annual bonus for the preceding year if the termination occurs after the end of such year but before such bonus is paid). This table does not include any amount representing the pro rata bonus for 2019 as the full bonus year would have been completed as of December 31, 2019. With respect to the treatment of outstanding equity awards in the event of a “qualifying termination” without a change in control or a “qualifying termination” following a change in control, see note (4) below.
(2)

Under the applicable Severance Agreements for our NEOs, in the event of a change in control without a “qualifying termination,” no NEO is entitled to receive any cash severance payments or other severance benefits described in note (1) above or notes (5) and (6) below. With respect to the treatment of outstanding equity awards in the event of a change in control without a “qualifying termination,” see note (4) below

(3)

Under the applicable Severance Agreements for our NEOs, no NEO is entitled to receive any cash severance payments or other severance benefits described in note (1) above or notes (5) and (6) below if the NEO’s employment is terminated by reason of his or her death or disability, or his or her retirement. However, the NEO is entitled to receive the accrued amounts described in note (1) above. With respect to the treatment of outstanding equity awards in the event of a death or disability, or upon retirement, see note (4) below.

(4)

Amounts represent the value of the acceleration of any unvested Performance RSUs, Service RSUs, and stock options, assuming the acceleration occurred on December 31, 2019 and are based on the closing price of HGV’s common stock on the NYSE on December 31, 2019, which was $34.39 per share. Amounts do not include the value of any (a) Converted PSAs, Converted Service RSUs or Converted Stock Options as they were fully vested as of December 31, 2019 or (b) any Service RSUs and stock options to the extent they were vested as of December 31, 2019. None of the outstanding Performance RSUs were vested as of December 31, 2019.

•Service RSUs:

○

If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” (as such terms are defined in the applicable Service RSU award agreement) without a change in control, all unvested Service RSUs will terminate, except in the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, any portion of a Service RSU that would have vested within 24 months of termination will immediately vest. Accordingly, the amounts in this table for Mr. Wang include those portions of his unvested Service RSUs that would have vested through December 31, 2021.

○	If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” within 12 months following a change in control, all unvested Service RSUs will immediately vest.
○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the Service RSUs on substantially similar terms or with substantially equivalent economic benefits, then all unvested Service RSUs will immediately vest. For the purposes of this table only, we have assumed that the outstanding unvested Service RSUs were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2019.

○	If the NEO’s employment is terminated due to the executive’s death or disability, then all unvested Service RSUs will immediately vest.
○

If the NEO’s employment is terminated by reason of his or her qualifying “retirement”, then the Service RSUs will continue to vest following the termination date in accordance with the original vesting schedule, subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the Service RSUs was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, all of outstanding unvested Service RSUs fully vested at December 31, 2019. As of December 31, 2019, Messrs. Wang and Soroka were the only NEOs who were eligible for a qualifying retirement.

•Stock options:

○

If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” (as such terms are defined in the applicable stock option award agreement) without a change in control, all unvested stock options will terminate and any vested stock options will be exercisable for a period of 90 days, except in the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, any portion of stock options that would have vested within 24 months of termination will immediately vest and Mr. Wang will be entitled to exercise all vested stock options for a period ending on the earlier of the expiration of the original term of the stock option or 24 months from the termination date. Accordingly, the amounts in this table for Mr. Wang include those portions of his unvested stock options that would have vested through December 31, 2021.

○

If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” within 12 months following a change in control, all unvested stock options will immediately vest and become exercisable until the earlier of the expiration of the options or 90 days after the termination date.

○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the stock options on substantially similar terms or with substantially equivalent economic benefits, then all unvested stock options will immediately vest and become exercisable. For the purposes of this table only, we have assumed that the outstanding stock options were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2019.

○	If the NEO’s employment is terminated due to the executive’s death or disability, then all unvested options will immediately vest and become exercisable.
○

If the NEO’s employment is terminated by reason of his or her qualifying “retirement”, then the unvested portion of the stock options will continue to vest following the termination date in accordance with the original vesting schedule, subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the stock options was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, all of outstanding unvested stock options fully vested at December 31, 2019. As noted above, as of December 31, 2019, Messrs. Wang and Soroka were the only NEOs who were eligible for a qualifying retirement.

○

In the table above, amounts as they relate to stock options reported reflect the “spread,” or difference between the exercise price and closing price of HGV’s common stock on the NYSE as of December 31, 2019. For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

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•Performance RSUs:

○

If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” (as such terms are defined in the applicable Performance RSU award agreement) without a change in control, any unvested Performance RSUs will terminate (unless otherwise provided by the Compensation Committee). In the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, a prorated portion of the Performance RSUs will immediately vest at a target level of performance, with the proration based on (a) the actual service period between the beginning of the applicable 36-month performance period of the applicable Performance RSUs through the date of termination, plus an additional 24 months (subject to a total maximum of 36 months), over (b) the 36-month performance period of such Performance RSUs.

○

If the NEO’s employment is terminated by HGV “without cause” or by the NEO for “good reason” within 12 months following a change in control, the Performance RSUs will immediately vest at actual performance, or at target if performance cannot reasonably be assessed. For the purposes of this table only, we have assumed that the Performances RSUs vested at target at December 31, 2019.

○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the Performance RSUs on substantially similar terms or with substantially equivalent economic benefits, then the Performance RSUs will immediately vest at target. For the purposes of this table only, we have assumed that the outstanding Performance RSUs were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2019 at target.

○

If the NEO’s employment is terminated due to the executive’s death or disability, then a prorated portion of the Performance RSUs will immediately vest at a target level of performance, with the proration based on the number of days in the vesting period that have elapsed prior to termination. For the purposes of this table only, we have assumed such proration through December 31, 2019.

○

If the NEO’s employment is terminated by reason of his or her qualifying “retirement”, then the Performance RSUs will remain outstanding and eligible to vest following the conclusion of the applicable performance period based on achievement of applicable performance goals, and subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the Performance RSUs was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, the Performance RSUs vested at target at December 31, 2019. As noted above, as of December 31, 2019, Messrs. Wang and Soroka were the only NEOs who were eligible for a qualifying retirement.

(5)

Under the applicable Severance Agreements for our NEOs, upon a “qualifying termination,” each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination.

(6)

Under the applicable Severance Agreements for our NEOs, upon a “qualifying termination,” to the extent HGV provides the executive’s life insurance coverage immediately prior to the qualifying termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, each NEO is entitled to receive a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the termination date (and, if HGV deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the termination date.

EQUITY AWARDS

Our equity awards generally provide for non-solicit and non-compete covenants during employment and post-termination for (i) the later of one year post-termination or the last date any portion of the award is eligible to vest following the participant’s termination, (ii) the last date any portion of the award is eligible to vest following the participant’s retirement, or (iii) the last date any portion of the award is eligible to vest, in each case, in addition to other intellectual property, confidentiality and non-disparagement covenants. Each of our executives’ equity-based awards is subject to HGV’s Clawback Policy. Additional termination provisions are outlined in the table below. The table below does not address any of the Converted PSAs, Converted Service RSUs or Converted Stock Options as all such awards are fully-vested.

Award Type	Termination Provisions for Unvested Shares
Service RSUs

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest

• Change in control without termination: Immediately vest if not assumed by the acquiror in the transaction

• Death or disability: Immediately vest

• Retirement: Continue to vest based on the original vesting schedule so long as no restrictive covenant violation occurs(2)

• Other reasons: Forfeit unvested(3)

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Award Type	Termination Provisions for Unvested Shares
Stock Options

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter(4)

• Change in control without termination: Immediately vest if not assumed by the acquiror in the transaction

• Death or disability: Immediately vest and become exercisable; remain exercisable for one year thereafter(4)

• Retirement: Continue to vest according to the original vesting schedule; remain exercisable until the original expiration date, so long as no restrictive covenant violation occurs(2)(4)

• Other reasons: Forfeit unvested; vested options will remain exercisable for 90 days thereafter except as noted in the notes(3)(4)

Performance RSUs

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest(5)

• Change in control without termination: Immediately vest at target if not assumed by the acquiror in the transaction

• Death or disability: Prorated portion will immediately vest at target(6)

• Retirement: Award will remain outstanding and eligible to vest at the end of the performance period based on actual performance so long as no restrictive covenant violation occurs(2)

• Other reasons: Forfeit unvested(3)

(1)

Termination without “Cause” or for “Good Reason” without a change in control or termination for any other reason not covered otherwise in this table generally results in forfeiture of all unvested equity awards. However, pursuant to Mr. Wang’s Severance Agreement, upon a “qualifying termination” (other than in connection with a change in control), any portion of an equity award granted to Mr. Wang that would have vested within 24 months from Mr. Wang’s termination date will accelerate and vest immediately as of the termination date. Pursuant to the foregoing sentence, Mr. Wang’s Performance RSUs will vest immediately based on the target number of Performance RSUs prorated based on (a) the actual service period between the beginning of the applicable 36-month performance period of the applicable Performance RSUs through the date of termination, plus an additional 24 months (subject to a total maximum of 36 months), over (b) the 36-month performance period of such Performance RSUs. In addition, Mr. Wang will be entitled to exercise any vested options for a period ending on the earlier of (a) the expiration of the original term of the applicable option or (b) 24 months from the termination date.

(2)	For continued vesting to occur, retirement must occur on a date that is six months after the grant date of the award.
(3)

Upon termination for cause, all unvested Service RSUs and Performance RSUs terminate immediately. In addition, all vested and unvested options terminate immediately. The option exercise period will also expire immediately upon the occurrence of a restricted covenant violation.

(4)	Options do not remain exercisable later than the original expiration date.
(5)

Number of Performance RSUs will vest based on actual performance through the termination date, as determined by the Committee, or at a target level of performance if the measurement of actual performance cannot be reasonably assessed.

(6)	Prorated based on the number of days in the vesting period that have elapsed prior to termination.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark D. Wang, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

During 2019, our last completed fiscal year, there has been no change to our employee population or employee compensation arrangements which we reasonably believe would significantly affect our pay ratio disclosure. As a result, we have used the same median employee identified in 2018 in our pay ratio calculation for 2019. Our

Hilton Grand Vacations	54	2020 PROXY STATEMENT

median employee is a full-time hourly employee, with annual total compensation for the 12-month period ended December 31, 2019 in the amount of $39,273, calculated in accordance with the requirements of the Summary Compensation Table.

With respect to the annual total compensation of Mr. Wang, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

Based on this information, for 2019, our CEO’s annual total compensation was 150 times that of the annual total compensation of our median employee.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to securities authorized for issuance under all of HGV’s equity compensation plans as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders(4)	2,582,186	$31.67	8,788,946
Equity compensation plans not approved by security holders	—	—	—
Total	2,582,186	$31.67	8,788,946

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 215,513 shares that may be issued upon settlement of restricted stock units, including shares that may be issued pursuant to outstanding Performance RSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The restricted stock units cannot be exercised for consideration.

(2)

The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security, and does not relate to restricted stock units that convert to shares of common stock for no consideration.

(3)

Includes 6,249,814 shares that may be issued pursuant to future awards under the Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards. Also includes 250,912 shares that may be issued pursuant to future awards under the Director Stock Plan, all of which may be issued pursuant to grants of full-value stock awards, and 2,288,220 shares that may be issued pursuant to future awards under the Employee Stock Purchase Plan, including 42,135 shares subject to purchase during the current purchase period.

(4)

Represents aggregated information pertaining to our three equity compensation plans: the Incentive Plan, the Director Stock Plan and the Employee Stock Purchase Plan. See Note 18 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for further information regarding these plans.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2019, none of the members of the Compensation Committee were an officer or employee of HGV and none were former officers of HGV. No member of the Compensation Committee has or had any relationship with HGV that is required to be disclosed as a transaction with a related party. Since the establishment of our Compensation Committee, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

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OWNERSHIP OF SECURITIES

The following table shows information as of March 13, 2020 (the “Table Date”), unless otherwise indicated, regarding the beneficial ownership of HGV’s common stock by: (i) each person that HGV believes beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of filings with the SEC; (ii) each director; (iii) each named executive officer set forth under “Compensation Disclosure and Analysis—Our Named Executive Officers”; and (iv) all directors and executive officers as a group. As of the Table Date, 85,801,369 shares of HGV’s common stock were issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, all persons named as beneficial owners of HGV common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Hilton Grand Vacations Inc., 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
PRINCIPAL STOCKHOLDERS:
Capital International Investors (1)	8,371,679	9.8%
FMR LLC (2)	7,723,286	9.0%
The Vanguard Group, Inc. (3)	7,615,945	8.9%
Zimmer Partners, LP (4)	6,239,359	7.3%
P2 Capital Partners, LLC (5)	4,500,000	5.2%
UBS Group AG (6)	4,344,020	5.1%

DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Mark D. Wang (7)	698,278	*
Daniel J. Mathewes (7)	12,435	*
Gordon S. Gurnik (7)	21,075	*
Sherri A. Silver (7)	24,250	*
Stan Soroka (7)	115,462	*
Leonard A. Potter (8)	72,348	*
Brenda J. Bacon (8)	12,348	*
David W. Johnson (8)	47,348	*
Mark H. Lazarus (8)	12,348	*
Pamela H. Patsley (8)	12,348	*
Paul W. Whetsell (8)	17,348	*
Directors and executive officers as a group (14 persons) (9)	1,371,185	1.6%

*	Represents less than 1%.

(1)

Based on the Schedule 13G filed on February 14, 2020. Consists of 7,518,592 shares of common stock in which Capital International Investors has sole voting power and 8,371,679 shares of common stock in which Capital International Investors has sole dispositive power. The address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.

(2)

Based on the Schedule 13G/A filed on February 7, 2020. Consists of 1,600,057 shares of common stock in which FMR LLC has sole voting power and 7,723,286 shares of common stock in which FMR LLC has sole dispositive power. The Schedule 13G/A states that one or more other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares, but no one other person’s interest in such shares is more than five percent of our outstanding shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

Based on the Schedule 13G/A filed on February 10, 2020 by The Vanguard Group, Inc. (“Vanguard”). Includes (a) 33,632 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, as a result of its serving as investment manager of collective trust accounts, and (b) 23,352 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, as a result of its serving as investment manager of Australian investment offerings. Consists of 44,279 shares of common stock in which Vanguard has sole voting power, 12,705 shares in which Vanguard has shared voting power, 7,569,608 shares in which Vanguard has sole dispositive power, and 46,337 shares in which Vanguard has shared dispositive power. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Based on the Schedule 13G filed on February 6, 2020. Consists of 6,239,359 shares of common stock in which Zimmer Partners LP, Sequentis Financial LLC, Zimmer Partners GP, LLC and Stuart J. Zimmer share voting and dispositive power. The Schedule 13G states that one or more other persons have an

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indirect interest in dividends or the proceeds from the sale of the shares. The address of Zimmer Partners LP, Sequentis Financial LLC, Zimmer Partners GP, LLC and Stuart J. Zimmer is 9 West 57th Street, 33rd Floor, New York, NY 10019.

(5)	Based on the Form 13F-HR filed on February 14, 2020 by P2 Capital Partners, LLC. The address of P2 Capital Partners, LLC is 590 Madison Avenue, 25th Floor, New York, NY 10022.

(6)

Based on the Schedule 13G/A filed on February 6, 2020 by UBS Group AG and its wholly owned subsidiaries UBS AG London Branch, UBS Financial Services Inc. and UBS Securities LLC. Consists of 4,344,020 shares of common stock in which UBS Group AG shares voting and dispositive power. The address of UBS Group AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(7)	Includes shares underlying vested options, as follows: Mr. Wang – 413,553; Mr. Mathewes – 7,780; Mr. Gurnik – 8,136; Ms. Silver – 17,710; and Mr. Soroka – 78,460.

(8)	For each non-employee director, includes 4,213 restricted stock units that vest within 60 days of the Table Date.

(9)	Includes an aggregate of (i) 26,532 unvested shares underlying restricted stock units, which vest within 60 days of the Table Date and (ii) 737,427 shares underlying vested options.

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TRANSACTIONS WITH RELATED PERSONS

STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons, which we refer to as our “related person transactions policy,” that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transactions policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board (currently the Audit Committee). If we become aware of an existing related party transaction that has not been approved under this policy, the transaction will be referred to the Board or a duly authorized committee of the Board (currently the Audit Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. Our related person transactions policy requires that directors interested in a related person transaction recuse themselves from any vote on or review of a related person transaction in which they have an interest.

Our related person transactions policy provides that the purchase or sale of products or services in the ordinary course of our business that involve a holder of more than 5% of our common stock or its affiliates are deemed to be approved or ratified under our policy if the aggregate amount in such transaction is expected to be less than $10 million over five years or the products or services are of a type generally made available to other customers, and the officers of HGV reasonably believe the transaction to be on market terms.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

Fidelity Stock Plan Services, LLC (“FSPS”) is an affiliate of FMR LLC, a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G that it filed with the SEC on February 7, 2020. FSPS provides certain ministerial recordkeeping and administrative services for the Company and its employees in connection with the Company 2017 Omnibus Plan pursuant to that certain Recordkeeping and Administrative Services Agreement, dated as of October 4, 2016, by and between the Company and FSPS. as amended by the First Amendment, dated January 20, 2017. The Company paid FSPS $123,390 for such services during the fiscal year ended December 31, 2019.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

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QUESTIONS AND ANSWERS

1.	Why am I being provided with these materials?

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors of Hilton Grand Vacations Inc. of proxies to be voted at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.

2.	I only received a single sheet of paper telling me to go to a website. What does that mean?

That means that we have chosen to rely on a SEC rule that allows us to send a one-page notice instead of a full package of proxy materials. This allows us to save significant yearly printing and mailing costs, as well as to conserve natural resources.

3.	I received a large package with proxy materials. What is all of this?

If you received a full package of proxy materials asking you to vote at the Annual Meeting, it contains disclosure documents consisting of the Company’s Annual Report on Form 10-K for the fiscal year ended 2019 and this Proxy Statement (“proxy materials”). In addition, you received either (i) a proxy card or (ii) a voting instruction form, depending on whether you are a record owner or a beneficial owner.

A proxy card is a document provided to “record owners” (that is, stockholders whose names the Company keeps on record as owners of the Company’s shares) by the Board of Directors. Rather than voting directly, the proxy card allows a record owner to instruct the persons named on the card as “proxies” how to vote his or her shares at the Annual Meeting.

A voting instruction form is provided for “beneficial owners” (investors who hold their shares through a broker or other financial institution) by their broker or other intermediary. Rather than voting directly, the voting instruction form allows a beneficial owner to instruct his or her broker or other financial institution how to vote his or her shares at the Annual Meeting.

4.	What is a “record” owner? What is a “beneficial” owner?

A stockholder may hold shares either (i) directly with the Company, as the record owner, or (ii) indirectly, through a broker-dealer or other financial institution, as a beneficial owner. A record owner may have an actual HGV stock certificate or his or her shares are held electronically on the records of the Company. Beneficial owners hold their shares at their broker-dealer or other financial institution. Beneficial owners are sometimes said to be holding shares in “street name.”

5.	How do I know whether I am a record owner or a beneficial owner?

If you receive a full package of proxy materials, the card included in your proxy package will give you some indication. If the card names your broker, then you are a beneficial owner. Generally, individuals who purchased their shares through a broker are beneficial owners. The majority of U.S. investors own their securities as beneficial owners through their brokers and other financial institutions. If you are unsure how you hold your shares, contact your broker or other financial institution.

6.	What is the difference between record and beneficial owners when voting on corporate matters?

There are no significant differences between record and beneficial owners regarding the value of your shares. There are differences, however, when it comes to voting on corporate matters. Record owners receive a “proxy card” and may cast votes directly with the Company. Beneficial owners, on the other hand, receive a “voting instruction form” directing their broker or other financial institution how to vote their shares. The broker-dealer (or other financial institution) then casts the vote with the Company after receiving instructions from the beneficial owner.

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7.	When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, May 7, 2020, at 8:30 a.m., local time, at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida 33432. To obtain directions to the Annual Meeting, please contact Investor Relations at 1-407-613-3327 or IR@hgv.com.

8.	What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

Proposal No. 1:	Election of the seven (7) Director nominees listed in this Proxy Statement.
Proposal No. 2:	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year.
Proposal No. 3:	Approval, in a non-binding advisory vote, of the compensation paid to the Company’s named executive officers.

9.	Who is entitled to vote at the Annual Meeting?

Stockholders who owned shares of the Company’s common stock at the close of business on March 13, 2020 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 85,801,369 shares of HGV common stock outstanding. You have one (1) vote for each share of HGV common stock owned by you as of the Record Date.

10.	What constitutes a quorum for the Annual Meeting?

Holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy in order to transact business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if:

•	you are entitled to vote, and you are present in person at the Annual Meeting, or

•	you have voted online or by telephone, or

•	you have timely submitted a proxy card or voting instruction form by mail.

“Broker non-votes” and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.

11.	What is a “broker non-vote”?

A broker non-vote occurs when a beneficial owner’s shares are not voted on a proposal because the broker did not receive specific voting instructions from the beneficial owner and the broker or other financial institution did not have authority to vote on the matter because it constituted a non-discretionary matter under current NYSE interpretations that govern broker non-votes.

12.	What if I am a record owner and I do not specify a choice for a proposal?

Stockholders should specify their choice for each proposal on the proxy card. If specific instructions are not given for all matters, those proxies that are signed and returned will be voted as follows:

•	FOR the election of all Director nominees as set forth in this Proxy Statement;

•	FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year; and

•	FOR the non-binding advisory vote to approve executive compensation.

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13.	What if I am a beneficial owner and do not give voting instructions to my broker or other financial institution?

If you are a beneficial owner, it is important that you provide voting instructions to your broker or other financial institution, so that your vote is counted.

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker or other financial institution by the deadline provided in the materials you receive from your broker or other financial institution. If you do not provide voting instructions to your broker or other financial institution, they have authority to vote your shares on discretionary proposals, but they cannot vote your shares on non-discretionary items, as follows:

Non-Discretionary Items. The election of the Director nominees (Proposal No. 1) and the non-binding advisory vote to approve executive compensation (Proposal No. 3) are non-discretionary matters and may not be voted on by brokers or other financial institutions who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year (Proposal No. 2) is a discretionary item. Generally, when a broker or other financial institution does not receive a voting instruction form from a beneficial owner, the broker or other financial institution may vote on this proposal in their discretion; however, they are not required to vote the shares.

14.	How many votes are required to approve each proposal?

With respect to the election of the Director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the Director nominees with the greatest number of votes cast, even if less than a majority, will be elected. However, our bylaws and Corporate Governance Guidelines require that each Director nominee agree that, in an uncontested election, he or she will resign if he or she fails to receive a majority of the votes cast in the election. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether the Director nominee’s resignation should be accepted or rejected, or if other action should be taken. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a Director nominee in an uncontested election receives a majority of “withheld” votes. In an uncontested election, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year (Proposal No. 2), for the non-binding advisory vote on the compensation paid to our named executive officers (Proposal No. 3), and for any other matter that may be considered at the Annual Meeting, the approval of such proposals will require the affirmative vote a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and take our stockholders’ viewpoint into consideration when making future decisions regarding executive compensation.

15.	How are votes counted?

Proposal No. 1: With respect to the election of directors, you may vote “FOR” or you may “WITHHOLD” your vote with respect to each Director nominee. Votes that are withheld and broker non-votes will not be included in the vote totals and will not have an effect on the outcome of the election of directors.

Proposal No. 2: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the vote to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year. Abstentions and broker non-votes will not be included in the vote totals for Proposal No. 2 and will have no effect on the outcome of the vote. However, brokers and other financial institutions have discretionary authority to vote on this proposal, if

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they do not receive voting instructions from a beneficial owner. Such discretionary votes of the broker or other financial institution will be counted in the vote totals and will affect the outcome of the vote.

Proposal No. 3: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding advisory vote on the compensation paid to our named executive officers (Proposal No. 3). Abstentions and broker non-votes will not be included in the vote total for Proposal No. 3 and will have no effect on the outcome of the vote.

16.	Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and tabulate the votes.

17.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the Director nominees to the Board set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

18.	How do I vote my shares without attending the Annual Meeting?

Record Owners: If your shares are registered on the books of the Company via EQ Shareowner Services, our transfer agent, you may vote by the following methods:

•

Online — You may vote online. Go to www.proxyvote.com and following the voting instructions for completing an electronic proxy card. You will need the 16-digit number printed on your proxy card and on your Notice Regarding Internet Availability of Proxy Materials. Online voting will end at 11:59 p.m., ET, on May 6, 2020.

•

By Telephone — You may vote by telephone. Please call 1-800-690-6903 and follow the recorded voting instructions. You will need the 16-digit number printed on your proxy card and on your Notice Regarding Internet Availability of Proxy Materials. Telephone voting facilities will close at 11:59 p.m., ET, on May 6, 2020.

•

By Mail — To vote by mail, complete, date and sign your proxy card where indicated, and return the proxy card in the mailing envelope provided to you with the proxy card. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and your title or capacity.

Beneficial Owners: If your shares are held in street name through your broker or other financial institution, please refer to the information provided by your broker or other financial institution, which explains how to submit voting instructions to your broker or other financial institution. In most instances, you will be able to submit voting instructions to your broker or other financial institution online, by telephone and by mail.

The deadline for beneficial owners to vote online or by telephone is the same as that for record owners. Online and telephone voting facilities will close at 11:59 p.m., ET, on May 6, 2020. If you choose to mail your voting instructions, they must be received by your broker’s or other financial institution’s deadline, which can be found in the information provided to you by your broker or other financial institution.

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19.	How can I obtain a proxy card?

If you are a stockholder of record (your shares are not held in street name), you may obtain a proxy card by one of the following methods. You will need the 16-digit number printed on your Notice Regarding Internet Availability of Proxy Materials.

•	Online — You may request a proxy card by going to www.proxyvote.com. Follow the instructions on how to request a proxy card.

•	By Telephone — You may request a proxy card by calling 1-800-579-1639 free of charge to you. Follow the recorded instructions on how to request a proxy card.

•

By Email — To request an email copy of the proxy materials, send a blank email to sendmaterial@proxyvote.com. You must put the 16-digit number printed on your Notice Regarding Internet Availability of Proxy Materials in the subject line of the email. You will receive an email with electronic links to the proxy materials and the proxy voting site.

To facilitate timely delivery, all requests for paper copies must be received no later than April 22, 2020.

20.	How do I vote my shares in person at the Annual Meeting?

Record Owners: If you are a record owner and prefer to vote your shares in person at the Annual Meeting, you must bring proof of identification along with your Notice Regarding Internet Availability of Proxy Materials or other proof of ownership as of the Record Date. At the meeting, you will need to request a ballot.

Beneficial Owners: If you are a beneficial owner, you may vote in person at the Annual Meeting provided you obtain from the broker or other financial institution in whose name your shares are registered, a signed proxy giving you the right to vote the shares. You will need to check the box on the voting instruction form indicating you plan to attend the Annual Meeting. This will serve as a request to attend the meeting and vote your shares. Your broker should then send you an executed proxy to vote your shares that are registered in the broker’s name, which you must bring to the Annual Meeting in order to vote your shares in person. At the meeting, you will need to request a ballot.

Even if you plan to attend the Annual Meeting, we encourage you to vote before the meeting, online, by telephone or by mail, so that your shares will be counted if you become unable or decide not to attend the Annual Meeting.

21.	Do I need a ticket to be admitted to the Annual Meeting?

No, however, you will need proof of identification along with either your Notice Regarding Internet Availability of Proxy Materials, or other proof of stock ownership to enter the Annual Meeting.

If you are a beneficial owner of shares held by a broker or other financial institution, and you want to attend the Annual Meeting in person, you must present proof of your ownership of Hilton Grand Vacations Inc. common stock, such as a bank or brokerage account statement.

22.	Do I need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

23.	May I change my vote or revoke my proxy?

Record Owners: If you are a record owner, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 6, 2020;

•	voting again at a later time, online or by telephone before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 6, 2020;

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•	submitting a properly signed proxy card with a later date that is received no later than May 6, 2020; or

•	attending the Annual Meeting, revoking your proxy, and voting in person.

Beneficial Owners: If you own HGV shares through a broker or other financial institution, you may submit new voting instructions by contacting your broker or other financial institution. You may also change your vote or revoke your proxy in person at the Annual Meeting, provided you first obtain a signed proxy from your broker or other financial institution, giving you the right to vote the shares in person at the Annual Meeting.

24.	What does it mean if I receive more than one Notice Regarding Internet Availability of Proxy Materials on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote online or by telephone, vote once for each notice that you receive.

25.	Given the current coronavirus concerns and future uncertainties, how will the company address these concerns as they may impact a physical meeting?

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus concerns and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we determine to switch to a remote format for the Annual Meeting, our stockholders will have the ability to fully participate in the meeting and ask questions. Please monitor our annual meeting website at investors.hgv.com for updated information. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

26.	Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters are properly presented for consideration at the Annual Meeting and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

27.	Who will pay for the cost of this proxy solicitation?

HGV is paying the costs of the solicitation of proxies. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of the proxy materials to stockholders for an estimated fee of $55,382 plus related direct expenses. We must also pay brokers and other financial organizations representing beneficial owners certain fees associated with forwarding proxy materials and obtaining voting instructions from beneficial owners of HGV common stock.

A proxy solicitor and/or HGV’s directors, officers, and employees may also solicit proxies by mail, telephone, electronic communication and personal contact. HGV directors, officers and employees will not receive any additional compensation for these activities.

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STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2021 annual meeting of stockholders, the proposal must be mailed by certified or registered mail, return receipt requested, to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839. In order for a stockholder proposal to be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2021 annual meeting proxy statement and form of proxy, the proposal must be received by the Secretary on or before November 26, 2020. Failure to deliver a proposal in accordance with this procedure may result in the proposal being excluded from the Company’s proxy statement.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our annual meetings of stockholders. To make a director nomination or present other business for consideration at an annual meeting, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be mailed by certified or registered mail, return receipt requested to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839, and be received not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2021 annual meeting of stockholders, such a proposal must be received on or after January 7, 2021, but not later than February 6, 2021. In the event that the date of the annual meeting of stockholders to be held in 2021 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2021 and not later than the 90th day prior to such annual meeting of stockholders to be held in 2021 or, if later, 10 calendar days following the day on which public announcement of the date of such annual meeting of stockholders is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2021 annual meeting of stockholders will confer discretionary authority to vote as the proxyholders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as banks and other financial institutions to deliver one copy of the Notice Regarding Internet Availability of Proxy Materials, or one copy of the proxy materials to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the notice or proxy materials. This process, which is commonly referred to as “householding” provides cost savings for companies and helps the environment by conserving natural resources.

To receive proxy materials or Notices Regarding Internet Availability of Proxy Materials for each stockholder sharing your same address, requests for additional copies can be made by calling 1-866-540-7065 or mailing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If at any time you want to participate in householding, or you want to end your participation, record owners may contact HGV’s registrar and transfer agent, EQ Shareowner Services, by phone at 1-800-468-9716 or by mail at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120. Beneficial owners should contact their broker or other financial institution to change their position with respect to householding.

Hilton Grand Vacations	66	2020 PROXY STATEMENT

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, and proxy statements. To access these filings, go to our website at investors.hgv.com under the “Investors—Financial Reporting” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

OTHER BUSINESS

The Board does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting. If other matters are presented that properly come before the Annual Meeting, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Charles R. Corbin
General Counsel and Secretary

Hilton Grand Vacations	67	2020 PROXY STATEMENT

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES TO MEASURES DETERMINED IN ACCORDANCE WITH U.S. GAAP

Adjusted EBITDA and Real Estate Sales and Financing Segment Adjusted EBITDA, as used in the accompanying Proxy Statement, are financial measures that are not recognized under U.S. GAAP.

•	EBITDA means net income (loss), before interest expense (excluding non-recourse debt), a provision for income taxes and depreciation and amortization;

•

Adjusted EBITDA means EBITDA, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with (i) asset dispositions, (ii) foreign currency transactions, (iii) debt restructurings/retirements, (iv) non-cash impairment losses, (v) reorganization costs, including severance and relocation costs, (vi) share-based and certain other compensation expenses, (vii) costs related to the spin-off, and (viii) other items; and

•

Real Estate Sales and Financing Segment Adjusted EBITDA means Adjusted EBITDA as adjusted for results from our Real Estate Sales and Financing segment only, one of two business segments for which we provide segmentation reporting, as further adjusted for (i) EBITDA from unconsolidated joint ventures, (ii) license fee expense, and (iii) general and administrative expenses.

We believe that EBITDA, Adjusted EBITDA, and Real Estate Sales and Financing Segment Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA and Real Estate Sales and Financing Segment Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

In addition, we also use Economic Adjusted EBITDA and Real Estate Sales and Financing Segment Economic Adjusted EBITDA, additional financial measures that are not recognized under U.S. GAAP, in the accompanying Proxy Statement. Each of Economic Adjusted EBITDA and Real Estate Sales and Financing Segment Economic Adjusted EBITDA means Adjusted EBITDA and Real Estate Sales and Financing Segment Adjusted EBITDA, respectively, as each is further adjusted for net recognitions and deferrals of revenues and related direct expenses from the sales of VOIs, or vacation ownership intervals, under construction. Economic Adjusted EBITDA and Real Estate Sales and Financing Segment Economic Adjusted EBITDA are metrics that we use internally to assess our performance and manage our business in connection with our adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), under GAAP, which requires us to defer revenues and certain expenses from the sales of VOIs under construction until construction is complete for periods after January 1, 2018. Beginning in 2019, our Compensation Committee authorized the use of these metrics in relation to compensation decisions to align with the metrics used to assess the Company’s performance. These metrics are among the key financial objectives that we and our Compensation Committee use to determine amounts payable to our participating employees, including our NEOs, under our annual and quarterly cash incentive plans for the year ended December 31, 2019.

However, none of EBITDA, Adjusted EBITDA, Economic Adjusted EBITDA, Real Estate Sales and Financing Segment Adjusted EBITDA, Real Estate Sales and Financing Segment Economic Adjusted EBITDA is a recognized term under GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, our definitions of these non-GAAP terms and metrics may not be comparable to similarly titled measures of other companies.

Table T-1 below reconciles net income, the most directly comparable financial measure determined in accordance with U.S. GAAP, to each of EBITDA, Adjusted EBITDA, and Economic Adjusted EBITDA. Table T-2 below reconciles the most directly comparable Real Estate Sales and Financing segment financial measures determined in accordance with GAAP to Real Estate Sales and Financing Segment Adjusted EBITDA and Real Estate Sales and Financing Economic Segment Adjusted EBITDA.

Hilton Grand Vacations	A-1	2020 PROXY STATEMENT

T-1

HILTON GRAND VACATIONS INC.

ADJUSTED EBITDA AND ECONOMIC ADJUSTED EBITDA TO NET INCOME

(in millions)

	Year Ended December 31, 2019
	As Reported	Additional Adjustments (1)	Economic Adjusted EBITDA
Net Income	$216	$ 45	$261
Interest expense	43	—	43
Income tax expense	57	—	57
Depreciation and amortization	51	—	51
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliates	3	—	3

EBITDA	370	45	415
Other loss, net	3	—	3
Share-based compensation expense	22	—	22
Other adjustment items(2)	13	—	13

Adjusted EBITDA	$408	$ 45	$453

(1)	Represents the deferred revenues and related direct expenses from the sales of VOIs under construction.
(2)	Amount primarily includes costs associated with restructuring and other non-cash and one-time charges.

Hilton Grand Vacations	A-2	2020 PROXY STATEMENT

T-2

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES AND FINANCING SEGMENT

ADJUSTED EBITDA AND

ECONOMIC ADJUSTED EBITDA

(in millions)

	Year Ended December 31, 2019
	As Reported	Additional Adjustments (1)	Economic Adjusted EBITDA
Sales of VOIs, net	$ 509	$ 84	$ 593
Sales, marketing, brand and other fees	573	—	573
Financing	170	—	170

Real estate sales and financing segment revenues	1,252	84	1,336
Cost of VOI sales	(127)	(27)	(154)
Sales and marketing	(719)	(12)	(731)
Financing	(53)	—	(53)
Marketing package sales	(35)	—	(35)
Model unit rental	(1)	—	(1)
Share-based compensation	5		5
Other adjustment items	3	—	3

Real Estate Sales and Financing Segment Adjusted EBITDA	$ 325	$ 45	$ 370

(1)	Represents the deferred revenues and related direct expenses from the sales of VOIs under construction.

EXPLANATION OF KEY BUSINESS OPERATIONAL TERMS

The accompanying Proxy Statement includes references to certain key business operational terms in discussions of our financial condition and results of operations, and of our executive compensation program.

Contract sales represents the total amount of VOI products (fee-for-service and developed) under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales differ from revenues from the Sales of VOIs, net that we report in our consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives and other administrative fee revenues. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business and is used to manage the performance of the sales organization. While we do not record the purchase price of sales of VOI products developed by fee-for-service partners as revenue in our consolidated financial statements, rather recording the commission earned as revenue in accordance with U.S. GAAP, we believe contract sales to be an important operational metric, reflective of the overall volume and pace of sales in our business and believe it provides meaningful comparability of our results to the results of our competitors which may source their VOI products differently.

Net Owner Growth or NOG represents the year-over-year change in membership.

Tour flow represents the number of sales presentations given at HGV’s sales centers during the period.

Volume Per Guest or VPG represents the sales attributable to tours at HGV’s sales locations and is calculated by dividing Contract sales, excluding telesales, by tour flow. The Company considers VPG to be an important operating measure because it measures the effectiveness of HGV’s sales process, combining the average transaction price with closing rate.

Hilton Grand Vacations	A-3	2020 PROXY STATEMENT

6355 MetroWest Boulevard, Suite 180,

Orlando, Florida 32835

www.hgv.com

Your Vote Matters! – here’s how to vote!

HILTON GRAND VACATIONS INC. 5323 MILLENIA LAKES BLVD. SUITE 400	You may vote online or by phone instead of mailing this card. Have this card in hand and follow the instructions. Votes submitted online or by phone must be received by 11:59 p.m., Eastern Time, on May 6, 2020.
ORLANDO, FLORIDA 32839	ONLINE –	Go to www.proxyvote.com.
	PHONE –	Call toll free 1-800-690-6903 within the U.S., U.S. territories and Canada.

	BY MAIL –	Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Save paper, time and money! Sign up for electronic delivery at www.proxyvote.com. When prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D02430-P33799                          KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON GRAND VACATIONS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01)	Mark D. Wang	05)	Mark H. Lazarus

02)	Leonard A. Potter	06)	Pamela H. Patsley

03)	Brenda J. Bacon	07)	Paul W. Whetsell

04)	David W. Johnson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2020 fiscal year.	☐	☐	☐

3.	Approve by non-binding vote the compensation paid to the Company's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting:	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement, and the Annual Report are available at www.proxyvote.com.

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D02431-P33799

HILTON GRAND VACATIONS INC.

Annual Meeting of Stockholders

May 7, 2020 8:30 a.m. Local Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark D. Wang, Daniel J. Mathewes and Charles R. Corbin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Grand Vacations Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Hilton Grand Vacations Inc. to be held May 7, 2020 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES UNDER PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side